UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

AGILITI, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Shareholders,

We are pleased to invite you to attend our first Annual Meeting of Shareholders of Agiliti, Inc. (“Agiliti” or the “Company”) to be held on Wednesday, May 4, 2022, at 11:30 a.m. (ET). This year’s Annual Meeting will be conducted virtually, via live audio webcast. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. In light of the recommendations issued by the CDC against public gatherings to limit the spread of COVID-19, we believe a virtual only meeting for this year is advisable. You will be able to attend the meeting online by visiting www.virtualshareholdermeeting.com/AGTI2022. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 16-digit control number included on your proxy card or on the voting instruction form accompanying these proxy materials.

The Annual Meeting will be conducted for the following purposes, which are more fully described in the accompanying proxy statement:

1.	to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the 2025 Annual Meeting, as recommended by the Nominating and Governance Committee of the Board of Directors of Agiliti (the “Board”);
2.	to approve, on a non-binding advisory basis, to retain the classified structure of the Board;
3.	to approve, on a non-binding advisory basis, to retain the supermajority voting standards in Agiliti’s Second Amended and Restated Certificate of Incorporation and Agiliti’s Third Amended and Restated Bylaws;
4.	to ratify the appointment of KPMG LLP as Agiliti’s independent registered public accounting firm for the year ending December 31, 2022;
5.	to approve, on a non-binding advisory basis, Agiliti’s executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);
6.	to recommend, on a non-binding advisory basis, the frequency of future say-on-pay votes (the “say-on-pay frequency” vote), and
7.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

Our Board has set the record date as March 11, 2022. Only shareholders that owned Agiliti common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment of the meeting. A list of Agiliti’s shareholders of record will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 4, 2022 at our corporate headquarters located at 6625 West 78th Street, Suite 300, Minneapolis, Minnesota 55439, and on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/AGTI2022.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote. You may vote by proxy over the Internet or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the virtual Annual Meeting regardless of whether you attend.

Sincerely,

TOM LEONARD

CHIEF EXECUTIVE OFFICER

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

The 2022 annual meeting of shareholders of Agiliti, Inc. will be conducted virtually, via live audio webcast at www.virtualshareholdermeeting.com/AGTI2022 on Wednesday, May 4, 2022, at 11:30 a.m. (ET) for the following purposes:

1.	to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the 2025 Annual Meeting, as recommended by the Nominating and Governance Committee of the Board;
2.	to approve, on a non-binding advisory basis, to retain the classified structure of the Board;
3.	to approve, on a non-binding advisory basis, to retain the supermajority voting standards in Agiliti’s Second Amended and Restated Certificate of Incorporation and Agiliti’s Third Amended and Restated Bylaws;
4.	to ratify the appointment of KPMG LLP as Agiliti’s independent registered public accounting firm for the year ending December 31, 2022;
5.	to approve, on a non-binding advisory basis, Agiliti’s executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);
6.	to recommend, on a non-binding advisory basis, the frequency of future say-on-pay votes (the “say-on-pay frequency” vote), and
7.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 4, 2022, at 6625 West 78th Street, Suite 300, Minneapolis, Minnesota 55439, and on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/AGTI2022.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2022

The notice of annual meeting, the proxy statement and our fiscal year 2021 annual report are available on our website at https://investor.agiliti.com. Additionally, in accordance with the Securities and Exchange Commission (“SEC”) rules, you may access our proxy materials at www.proxyvote.com.

The Notice of Internet Availability of Proxy Materials is first being delivered to Agiliti’s shareholders of record on or about March 25, 2022.

By Order of the Board of Directors

LEE NEUMANN

GENERAL COUNSEL AND SECRETARY

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: Why did I receive these materials?

Agiliti’s Board is soliciting your proxy to vote at our 2022 Annual Meeting of Shareholders (the “Annual Meeting”) (or at any postponement or adjournment of the meeting). Shareholders who own shares of our common stock as of the record date, March 11, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they provide important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Agiliti.

Notice of Internet Availability of Proxy Statement and Annual Report. As permitted by SEC rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. The notice of internet availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

Householding. The SEC rules permit us to print an individual’s multiple accounts on a single set of annual meeting materials. To take advantage of this opportunity, we have summarized on one set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.

Q: Who will be entitled to vote?

Shareholders who own shares of our common stock as of the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, Agiliti had approximately 131.1 million shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q: What will I be voting on?

You will be voting on:

1.	the election of three Class I directors to serve on the Board until the 2025 Annual Meeting and until their successors are duly elected and qualified;
2.	the approval, on a non-binding advisory basis, of the retention of the classified structure of the Board;
3.	the approval, on a non-binding advisory basis, of the retention of the supermajority voting standards in Agiliti’s Second Amended and Restated Certificate of Incorporation (our “Certificate”) and Agiliti’s Third Amended and Restated Bylaws (our “Bylaws”);
4.	the ratification of the appointment of KPMG LLP as Agiliti’s independent registered public accounting firm for the year ending December 31, 2022;
5.	to approve, on a non-binding advisory basis, Agiliti’s executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);

6.	to recommend, on a non-binding advisory basis, the frequency of future say-on-pay votes (the “say-on-pay frequency” vote), and
7.	any other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote:

1.	FOR the election of John L. Workman, Darren M. Friedman and Megan M. Preiner as Class I directors;
2.	FOR the approval, on a non-binding advisory basis, of the retention of our classified Board structure;
3.	FOR the approval, on a non-binding advisory basis, of the retention of the supermajority voting standards in the Certificate and the Bylaws;
4.	FOR the ratification of the appointment of KPMG LLP as Agiliti’s independent registered public accounting firm for the year ending December 31, 2022;
5.	FOR the approval, on a non-binding advisory basis, of Agiliti’s 2021 executive compensation as disclosed in this proxy statement;
6.	FOR the approval, on a non-binding advisory basis, that future advisory votes on Agiliti’s executive compensation to be held every ONE YEAR.

Q: How do I cast my vote?

Beneficial Shareholders. If you hold your shares in “street name” through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.

Registered Shareholders. If you hold shares in your own name, you are a registered stockholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/AGTI2022. You will need to log in by entering your unique 16-digit control number included on your proxy card or on the instructions that accompany your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:

1.	via the Internet at www. proxyvote.com; or
2.	by signing and returning a proxy card.

Proxies submitted via the Internet must be received by 11:59 p.m. (ET) on May 3, 2022.

Q: Can I access the proxy materials electronically?

Yes. Your proxy card or voting instruction card will contain instructions on how to:

1.	view our proxy materials for the Annual Meeting on the Internet; and
2.	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available at https://investors.agilitihealth.com commencing on March 25, 2022. Our website is not part of this notice and proxy statement.

Instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners are encouraged to elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Q: How may I change or revoke my proxy?

Beneficial Shareholders. Beneficial shareholders or shareholders who hold their shares in “street name” should contact their broker, trustee or nominee for instructions on how to change their proxy vote.

Registered Shareholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:

1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903;
3.	by signing and returning a new proxy card; or
4.	by voting at the virtual Annual Meeting.

Q: How can I attend the Annual Meeting?

The Annual Meeting is being held as a virtual only meeting this year.

If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/AGTI2022, entering your 16-digit control number included on your proxy card or on the voting instruction form accompanying these proxy materials.

If you are a shareholder as of the Record Date and have logged in using your 16-digit control number or have otherwise registered for the meeting, and you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/AGTI2022, for at least one year. Recording of the Annual Meeting by anyone other than an authorized representative of the Company will not be permitted.

If you are not a shareholder as of the Record Date or do not log in using your 16-digit control number, you may still log in as a guest and listen to the Annual Meeting, but you will not be able to ask questions or vote at the meeting.

Q: Why is the Annual Meeting virtual only?

We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our shareholders and the Company. Hosting a virtual meeting makes it easy for our stockholders to participate from any location around the world. Further, in light of ongoing risks related to COVID-19, we think a virtual only meeting for this year is advisable to protect the health and well-being of the attendees (employees, directors, shareholders and the general public).

Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?

PROPOSAL 1 - ELECTION OF DIRECTORS

A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.

ALL OTHER PROPOSALS

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve all other items. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. Broker “non-votes” will not be deemed represented at the Annual Meeting for purposes of voting on proposals 2, 3, 5 and 6 and, therefore, will have no effect on these proposals. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022. Although the results with respect to proposals 2, 3, 5 and 6 will not be binding, the Board will consider the results of the shareholder vote when making future decisions regarding these proposals.

Q: When will the results of the vote be announced?

The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q: What is the deadline for submitting a shareholder proposal or director nomination for the 2023 Annual Meeting?

Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in Agiliti’s proxy statement and form of proxy for the Agiliti’s 2023 annual meeting of shareholders must be received by Agiliti at our principal executive offices at 6625 West 78th Street, Suite 300, Minneapolis, Minnesota 55439 no later than the close of business on November 25, 2022. Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2023 (but not include it in Agiliti’s proxy materials) must provide written notice of such proposal to the General Counsel at Agiliti’s principal executive offices no later than the close of business on February 3, 2023 and not earlier than the close of business on January 4, 2023. If so, Agiliti will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of Agiliti’s Bylaws and be submitted in writing to the General Counsel at Agiliti’s principal executive offices.

To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is currently composed of nine directors. Our Certificate provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the director class, name, age as of March 11, 2021, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated

John L. Workman	I	70	Director and Chairman of the Board	2014	2022	2025
Darren M. Friedman	I	53	Director	2019	2022	2025
Megan M. Preiner	I	38	Director	2019	2022	2025
Gary G. Gottlieb	II	66	Director	2019	2023
Diane B. Patrick	II	70	Director	2021	2023
Scott M. Sperling	II	64	Director	2019	2023
Thomas J. Leonard	III	54	Chief Executive Officer and Director	2015	2024
Michael A. Bell	III	66	Director	2019	2024
Joshua M. Nelson	III	49	Director	2020	2024

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, human capital management, risk management, social responsibility and reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in healthcare, medical technology and manufacturing. The Nominating and Governance Committee believes that all directors must, at a minimum, meet the criteria set forth in the Board’s Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as diversity of gender, race, ethnicity and age, and include in its selection practices and consider all candidates for director on the basis of his or her skills, qualifications and experience. The Nominating and Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Governance Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors. Further, our Board is committed to actively seeking highly qualified women and individuals from underrepresented minority groups to include in the pool from which new candidates are selected. The Nominating and Governance Committee also will consider a combination of factors for each director, including (a) experience as a senior officer in a public or substantial private company or other comparable experience, (b) breadth of knowledge about issues affecting the Company and/or its industry, (c) expertise in healthcare, finance, logistics, law, human resources or marketing or other areas that the Board determines are important areas of needed expertise and (d) personal attributes that include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders.

The Nominating and Governance Committee has determined that all of our directors meet the criteria and qualifications set forth in the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Agiliti and its shareholders, and guide the long-term sustainable, dependable performance of Agiliti.

Subject to any earlier resignation or removal in accordance with the terms of our Certificate, Bylaws and Director Nomination Agreement (as defined and discussed below) with THL Agiliti LLC (“THL Stockholder”), an affiliate of Thomas H. Lee Partners, L.P., our principal stockholder (“THL”), our Class I directors serve until the first annual meeting of shareholders following the completion of our initial public offering, our Class II directors serve until the second annual meeting of shareholders and our Class III directors serve until the third annual meeting of shareholders. In addition, our Certificate provides that our directors may be removed with cause upon the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon. Our Bylaws provide that the majority of the Board will have the right to designate the Chairman of the Board.

Director Nomination Agreement

In connection with our initial public offering, we entered into an amended and restated director nomination agreement (the “Director Nomination Agreement”) with THL Stockholder whereby THL Stockholder has the right to designate: (i) all of the nominees for election to our Board for so long as THL Stockholder beneficially owns 40% or more of the total number of shares of our common stock outstanding following the IPO (the “Original Amount”); (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as THL Stockholder beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as THL Stockholder beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as THL Stockholder beneficially owns at least 5% and less than 10% of the Original Amount; and (v) one director for so long as THL Stockholder beneficially owns at least 5% and less than 10% of the Original Amount. In each case, THL Stockholder’s nominees must comply with applicable law and stock exchange rules. In addition, THL Stockholder is entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of THL Stockholder’s beneficial ownership at such time. THL Stockholder also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of THL Stockholder. The Director Nomination Agreement will terminate at such time as THL Stockholder owns less than 5% of the Original Amount.

Shareholder Recommendations for Director Nominees

The Nominating and Governance Committee will consider shareholder nominations for membership on the Board. For the 2023 Annual Meeting, nominations may be submitted to Agiliti, Inc., 6625 West 78th Street, Suite 300, Minneapolis, Minnesota 55439, Attn: General Counsel, and such nominations will then be forwarded to the Chair of the Nominating and Governance Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 3, 2023 and not earlier than the close of business on January 4, 2023. Recommendations must also include certain other procedural requirements as specified in our Bylaws.

To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023.

When filling a vacancy on the Board, the Nominating and Governance Committee will identify the desired skills and experience of a new director and will nominate individuals who it believes would strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. Any candidates would then be evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating and Governance Committee charter, and the same process will be used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

				Director	Current	Expiration of Term
Name	Class	Age	Position	Since	Term Expires	For Which Nominated

John L. Workman	I	70	Director and Chairman of the Board of Directors	2014	2022	2025
Darren M. Friedman	I	53	Director	2019	2022	2025
Megan M. Preiner	I	38	Director	2019	2022	2025

Each nominee was recommended for re-election by the Nominating and Governance Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

Director Nominees to Serve for a Three-Year Term Expiring at the 2025 Annual Meeting

John L. Workman joined us in November 2014 as a director and Chair of the Audit Committee. From February to April 2015, Mr. Workman was our Interim Executive Chairman of the Board. In April 2015, Mr. Workman was appointed as non-executive Chairman of the Board. From 2012 to June 2014, Mr. Workman served as Chief Executive Officer and Director at OmniCare, Inc. Prior to that, Mr. Workman served as Chief Financial Officer of OmniCare, Inc. from 2009 to 2012, and President from 2011 to 2012. Prior to joining OmniCare, Mr. Workman served as Chief Financial Officer of HealthSouth Corporation from 2004 to 2009. Prior to that, he spent six years serving in executive officer roles at U.S. Can Corporation, including Chief Executive Officer and Chief Operating Officer. Mr. Workman also spent more than 14 years with Montgomery Ward & Company, Inc., serving in various financial leadership capacities, including Chief Financial Officer and Chief Restructuring Officer. Mr. Workman began his career with the public accounting firm KPMG LLP. Mr. Workman is also a Director of Federal Signal Corporation (NYSE:FSS), an international manufacturing company that specializes in environmental and safety solutions where he chairs the Audit Committee. Mr. Workman also serves on the board of directors of ConMed (NASDAQ:CNMD), an international manufacturer of equipment and supplies for orthopedic and general surgery and was a director of CareCapital Properties (NYSE:CCP), which, prior to merging into a public company, was a REIT involved with long-term healthcare facilities from, August 2015 until August 2017. Mr. Workman holds a doctorate degree in education in ethical leadership from Olivet Nazarene University, an MBA from the University of Chicago and a B.S. degree from Indiana University. Mr. Workman is a valuable member of our Board because of his extensive business and financial background and his multiyear service in executive roles of companies in the healthcare sector.

Darren M. Friedman became a member of our Board in March 2019. Mr. Friedman is a Partner of StepStone Group LP, a global private markets firm that oversees approximately $240 billion of private capital allocations. Prior to joining StepStone in 2010, Mr. Friedman was a Managing Partner of Citi Private Equity, where he worked from 2001 to 2010, managing over $10 billion of capital across various private equity investing activities. Mr. Friedman sits or has sat on the boards or advisory boards of multiple portfolio companies, general partners and a number of Investment Committees. Prior to joining Citi Private Equity, Mr. Friedman worked in the Investment Banking division at Salomon Smith Barney. Mr. Friedman has an MBA from the Wharton School at the University of Pennsylvania and a B.S. in Finance from the University of Illinois. Mr. Friedman is an experienced senior executive with extensive accounting and financial experience. He is a valuable member of our Board because of his accounting, financial and private equity experience and his experience on the boards of directors of other companies.

Megan M. Preiner became a member of our Board in January 2019. Ms. Preiner is a Managing Director at THL, which she joined in 2008. Prior to joining THL, she worked in the Media and Telecommunications Group at Credit Suisse. Ms. Preiner currently serves on the board of directors of Adare Pharma Solutions, Autism Home Care Holdings, Inc., CSafe Global, Healthcare Staffing Services, Hospice Care Holdings, L.P. and Senior Home Care Holdings, Inc., and she previously served on the board of directors of Intermedix Corporation and Phillips Pet Food & Supplies. Ms. Preiner holds a B.A. in Political Economy, cum laude, from Georgetown University and an MBA from Harvard Business School. Ms. Preiner is a valuable member of our Board because of her experience in the private equity industry analyzing, investing in and serving on the board of directors of companies in the healthcare industry, as well as her perspective as a representative of our largest shareholder.

Continuing Directors

Dr. Gary L. Gottlieb became a member of our Board in January 2019. Dr. Gottlieb is a professor of psychiatry at Harvard Medical School and a member of the National Academy of Medicine. Dr. Gottlieb served as Chief Executive Officer of Partners In Health from March 2015 until June 2019. From January 2010 until February 2015, he served as President and Chief Executive Officer of Partners HealthCare (now MassGeneral Brigham), the parent of the Brigham and Women’s and Massachusetts General Hospitals and a number of the nation’s other leading academic medical centers, community hospitals and physician organizations. He served as President of Brigham and Women’s Hospital, as President of North Shore Medical Center, and as Chairman of Partners Psychiatry. Dr. Gottlieb served as a member of the Board of Directors of the Federal Reserve Bank of Boston from 2012 to 2016 and as its Chair from 2016 to 2018. Dr. Gottlieb serves as Executive Chair of Cohere, Inc. and as a Director of Kyruus, Inc., OM1, Inc. and, previously, inVentiv Health, Inc. He is an Executive Partner of Flare Capital Partners. Dr. Gottlieb earned an MBA from the Wharton School at the University of Pennsylvania and an M.D. from the Albany Medical College of Union University in a six-year accelerated biomedical program. Dr. Gottlieb is a valuable member of our Board because of his extensive experience in the healthcare and medical industries and his multiyear service in executive roles of companies in such industries.

Diane B. Patrick became a member of our Board in April 2021. Ms. Patrick is a Senior Counsel at Ropes & Gray LLP and has practiced labor and employment law for over 35 years. Prior to serving as Senior Counsel at Ropes & Gray LLP, Ms. Patrick served as a Co-Managing Partner and as a member of several committees, including the Diversity Committee, of Ropes & Gray LLP, as an Associate at O’Melveny & Myers, as an Associate at Hogan Hartson (n/k/a Hogan Lovells US LLP), as University Attorney at Harvard University, and as Director and Associate Vice President of Human Resources at Harvard University. Ms. Patrick also serves on the boards of Massachusetts General Hospital (as Co-Vice Chair, and as Chair and member of several committees, including the Nominating and Governance Committee), MassGeneral Brigham (as Chair of the United Against Racism Task Force and member of several committees, including the Committee on Institutional Conflicts), Epiphany School (as Chair of the Academic and School Life Committee and member of several other committees, including the Committee on Trustees), and WBUR-FM, a National Public Radio station (as a member of the Community Advisory Board). Ms. Patrick also served as First Lady of the Commonwealth of Massachusetts while her husband was Governor from 2007 to 2015. Ms. Patrick will be a valuable member of our Board because of the unique perspective she brings as a legal expert, her dedication to diversity initiatives and her experience serving on the boards of directors of companies in the healthcare sector.

Scott M. Sperling became a member of our Board in January 2019. Mr. Sperling is currently a Co-Chief Executive Officer of THL, which he has led for over 20 years. Prior to joining THL, Mr. Sperling was, for more than ten years, managing partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company. Before that he was a senior consultant with the Boston Consulting Group. Mr. Sperling’s current and prior directorships include Experian Information Solutions, Fisher Scientific, Front Line Management Companies, Inc., Houghton Mifflin Co., iHeartMedia, Inc., The Learning Company, Madison Square Garden Company, PriCellular Corp, ProcureNet, ProSiebenSat.1, Thermo Fisher Scientific, Univision Communications, Inc., Warner Music Group and Wyndham Hotels and several other private companies. Mr. Sperling is also the Chairman of MassGeneral Brigham. Mr. Sperling holds a B.S. from Purdue University and an MBA from Harvard Business School. Mr. Sperling is a valuable member of our Board because of his experience in the private equity industry analyzing, investing in and serving on the board of directors of companies across various industries, including healthcare, as well as his perspective as a representative of our largest shareholder.

Thomas J. Leonard joined us as Chief Executive Officer and has been a member of our Board of Directors since April 2015. Prior to joining us, Mr. Leonard served as the President of Medical Systems for CareFusion Corporation, where he led the $2.4 billion revenue global medical device segment, which includes Alaris® infusion pumps, Pyxis® automated dispensing and patient identification systems, and AVEA® and LTV® series ventilators and respiratory diagnostics products. Prior to joining CareFusion in 2008, Mr. Leonard served as the Senior Vice President and General Manager of Ambulatory Solutions for McKesson Provider Technologies, and prior to that, Executive Vice President of Operations for Picis, Inc. Mr. Leonard has a bachelor’s degree in Engineering from the United States Naval Academy and an MBA from S.C Johnson Graduate School of Management at Cornell University. Mr. Leonard is an experienced senior executive with extensive operating experience leading businesses focused on medical devices, services and healthcare IT. His experience across these closely related business segments, combined with his years leading us as our Chief Executive Officer, make him a valuable member of our Board.

Michael A. Bell became a member of our Board in January 2019. Mr. Bell is a Managing Director at THL. Most recently, he was an executive advisor to THL. Prior to that, Mr. Bell was executive chairman of Syneos Health, Inc. (formerly INC Research Holdings, Inc./inVentiv Health, Inc.). From August 1, 2017 to December 1, 2017, Mr. Bell served as Executive Chairman and President of Syneos Health Commercial Solutions (formerly inVentiv Health Commercial Solutions). From September 2014 until he joined Syneos Health, Inc., Mr. Bell served as Chairman and Chief Executive Officer of Inventiv Health, Inc. Mr. Bell served as inVentiv Health, Inc.’s Chief Operating Officer from May 2014 until his appointment as Chairman and Chief Executive Officer. From 1998 until he joined inVentiv Health, Inc., Mr. Bell was a Managing Partner and Founder of Monitor Clipper Partners, a private equity firm where he invested in companies in the professional services, procurement outsourcing and biopharmaceutical services industries. Mr. Bell also served as Senior Executive Vice President of John Hancock Financial Services, Inc., reporting to the Chairman and Chief Executive Officer, from 2001 until the business was sold to Manulife Financial Corporation in 2004. In 1983, Mr. Bell was a founder of Monitor Group, a management consulting firm engaged across the healthcare delivery system, and was a member of the firm’s leadership team until 1998 when he joined Monitor Clipper Partners, LLC. In addition to Agiliti, Mr. Bell currently sits on the boards of AmeriLife Group, LLC, Autism Home Care Holdings, Inc., Healthcare Staffing Services, Professional Physical Therapy and Senior Home Care Holdings, Inc. Mr. Bell holds a B.S. in Economics from the Wharton School at the University of Pennsylvania and an MBA from Harvard Business School. Mr. Bell is a valuable member of our Board because of his experience serving as an executive in healthcare and related companies for several decades, experience in the private equity industry analyzing, investing in and serving on the board of directors of companies in the healthcare industry, as well as his perspective as a representative of our largest shareholder.

Joshua M. Nelson became a member of our Board in January 2019. Mr. Nelson is a Managing Director and Head of Healthcare at THL, which he joined in 2003. Prior to joining THL, he worked at JPMorgan Partners, the private equity affiliate of JPMorgan Chase. Mr. Nelson currently serves on the board of directors of Adare Pharma Solutions, Autism Home Care Holdings, Inc., CSafe Global, Healthcare Staffing Services, Hospice Care Holdings, L.P., Professional Physical Therapy, Senior Home Care Holdings, Inc. and Syneos Health, Inc., and he previously served on the boards of 1-800 CONTACTS, Inc., Curo Health Services, Hawkeye Energy Holdings, Intermedix Corporation and Party City Holdco. Mr. Nelson holds a B.A. in political science, summa cum laude, from Princeton University and an M.B.A., with honors, from Harvard Business School. Mr. Nelson is a valuable member of our Board because of his experience investing in and serving on the boards of various healthcare companies, his skills related to analyzing and understanding a company’s financial performance, and his broad perspective related to strategic planning is valuable to our Company.

Independence Status

The listing standards of the New York Stock Exchange (“NYSE”) require that, subject to specified exceptions such as those described below under the subsection entitled, “Controlled Company Status,” each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. As described in the sub-section entitled “Board Meetings and Committees,” we believe we meet these requirements.

Our Board has determined that John L. Workman, Michael A. Bell, Darren M. Friedman, Gary L. Gottlieb, Joshua M. Nelson, Megan M. Preiner, Diane B. Patrick and Scott M. Sperling meet the NYSE requirements to be independent directors. In making this determination, our Board considered the relationships that each such non-employee director has with us and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our common stock.

Controlled Company Status

THL controls a majority of our outstanding common stock. As a result, we are a “controlled company.” Under NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:

●	our Board is composed of a majority of “independent directors,” as defined under the rules of such exchange; and
●	we have a compensation, nominating and governance committee that is composed entirely of independent directors.

We do not currently rely on this exemption but may choose to do so in the future. If we choose to rely on these exemptions, we may not have a majority of independent directors on our Board. In addition, our Compensation Committee and our Nominating and Corporate Governance Committee may not consist entirely of independent directors, subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements

Board Meetings and Committees

We closed our initial public offering in April 2021. For the year ended December 31, 2021, our Board held one regular meeting prior to the IPO, and four regular meetings following the IPO. Our Board previously established a Compensation and Nominating and Corporate Governance Committee and subsequently determined in August 2021 to separate this committee into two separate committees: the Compensation Committee and the Nominating and Corporate Governance Committee. As a result, our Board has three committees: an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee. Our Audit Committee met four times during 2021, our Compensation Committee met five times during 2021 and Nominating and Governance Committee met four times during 2021. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2021, following the IPO, each director attended all of the meetings of the Board and the Audit Committee meeting, as applicable.

The composition, duties and responsibilities of our Audit, Compensation and Nominating and Governance committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation Committee	Nominating and Governance Committee
John L. Workman	X (Chair)		X
Darren M. Friedman	X
Megan M. Preiner		X
Gary L. Gottlieb	X
Diane B. Patrick		X
Scott M. Sperling
Thomas J. Leonard
Michael A. Bell		X (Chair)
Joshua M. Nelson		X	X (Chair)

Audit Committee

The Audit Committee is responsible for, among other matters:

●	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
●	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
●	reviewing our policies on risk assessment and risk management;
●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
●	reviewing the adequacy of our internal control over financial reporting;
●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
●	recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;
●	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
●	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;
●	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
●	reviewing and discussing with management and our independent registered public accounting firm our earnings releases.

Our Board has affirmatively determined that John L. Workman, Gary L. Gottlieb and Darren M. Friedman meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and the applicable NYSE listing standards. In addition, our Board has determined that Mr. Workman qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit Committee is available at our corporate website at https://investors.agilitihealth.com. Our website is not part of this notice and proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

●	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
●	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

●	reviewing and approving the compensation of our other executive officers;
●	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;
●	conducting the independence assessment outlined in NYSE rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;
●	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the NYSE;
●	reviewing and establishing our overall management compensation, philosophy and policy;
●	overseeing and administering our compensation and similar plans;
●	reviewing and making recommendations to our Board with respect to director compensation;
●	reviewing and advising on management succession planning upon request from our Board;
●	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and
●	assisting our Board in its oversight of human capital management, including corporate culture, diversity and inclusion, recruiting, retention, attrition, talent management, career development and progression, succession, and employee relations.

The Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at https://investors.agilitihealth.com. Our website is not part of this notice and proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for, among other matters:

●	developing and recommending to our Board criteria for board and committee membership;
●	subject to the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
●	developing and recommending to our Board best practices and corporate governance principles;
●	developing and recommending to our Board a set of corporate governance guidelines; and
●	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

The Board has adopted a written charter for the Nominating and Governance Committee, which is available on our corporate website at https://investors.agilitihealth.com. Our website is not part of this notice and proxy statement.

Board Leadership Structure

The following section describes our Board leadership structure, the reasons our Board considers this this structure is appropriate at this time, the roles of various positions, and related key governance practices.

Independence; Board Mix

Our Board has an effective mix of independent and other directors. Our Board includes eight independent directors, including four non-employee directors unaffiliated with THL and four non-employee directors who are employees of THL, each of whom serve on our Board alongside our Chief Executive Officer, Tom Leonard. Our Board believes that the mix of experienced independent, THL-affiliated, non-THL-affiliated and management directors that make up our Board, along with the role of our Chair and our Board committee composition, benefits Agiliti and its shareholders

Chair

Our Bylaws provide that the majority of the Board has the right to designate the Chairman of the Board. Our Board has determined that it is in the best interests of the Company at this time to maintain the Chairman of the Board and Chief Executive Officer positions separately. The Board having an outside, independent director serve as Chairman of the Board is the most appropriate leadership structure, as this enhances its independent oversight of management and the Company’s strategic planning, reinforces the board of directors’ ability to exercise its independent judgment to represent stockholder interests and strengthens the objectivity and integrity of the board of directors. Moreover, we believe an independent chairperson can more effectively lead the board of directors in objectively evaluating the performance of management, including the performance of the chief executive officer, and guide it through appropriate board governance processes.

Mr. Workman has been our Chairman since April 2015. Mr. Workman has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including finance, accounting, private equity, public companies, healthcare, corporate governance and manufacturing. This knowledge and experience gives Mr. Workman the insight necessary to navigate the responsibilities of strategic development and execution.

Performance Evaluation

Our Nominating and Governance Committee conducts an annual performance evaluation to determine whether the Board, its committees, and the directors are functioning effectively. The evaluation focuses on the Board’s and the committees’ contributions to Agiliti, with an enhanced focus on areas in which the Board or management believes that the Board could improve.

As part of the annual Board performance evaluation, the Board may evaluate whether the current leadership structure continues to be appropriate for the Company and its shareholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

Hedging Transactions

Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging or monetization transactions, including the use of financial instruments such as zero-cost collars and forward sale contracts. Additionally, directors, officers and other employees are generally prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of our risk profile and also its determination of what constitutes an appropriate level of risk.

While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit Committee monitors our major financial and security risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In particular, our Audit Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to Agiliti. Our Audit Committee also monitors compliance with legal and regulatory requirements and management provides our Audit Committee periodic reports on our compliance programs. Our Compensation Committee oversees the design and implementation of our compensation policies and programs and monitors the incentives created by these policies and programs, and has concluded that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Our Nominating and Governance Committee oversees our major corporate governance risks. We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes.

In connection with its reviews of the operations of our business and through ongoing strategic planning with management, our full Board addresses the primary risks associated with our business. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. Further, our Board continues to closely monitor the evolution of the COVID-19 pandemic, its effects on our business, and our risk mitigation strategies.

At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as risks associated with our operations, technology and competition, cybersecurity and privacy risks, and legal, financial, tax and audit related risks.

Code of Conduct

We have adopted a Code of Conduct that applies to all our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Conduct is available on our website at https://investors.agilitihealth.com. We intend to disclose any amendments to the Code, or any waivers of its requirements, on our website. Our website is not part of this notice and proxy statement.

Environmental, Social and Governance (ESG) Overview

At Agiliti, we are motivated by a belief that every interaction has the power to change a life. This is the cornerstone of how we approach our work and the lens through which we view our responsibility to make a difference in the lives and communities we serve. Our commitment to environmental, social and governance matters centers on the ways we can help create a safer and more sustainable healthcare delivery system while shaping the long-term strength and sustainability of our business.

ESG Oversight

Our Nominating and Governance Committee has formal oversight of ESG related matters, including our governance-related policies and practices and the measures on which we advance sustainability through our business and operations. The principal standing committees of our Board also oversee a range of ESG matters in accordance with the scope of their charters including our systems of risk management and controls; our human capital strategy; and the manner in which we serve our customers and support our communities. Our executive team has responsibility for devising and executing our ESG strategy and reporting. We believe the long-term health of our business demands a continuous focus on these evolving topics, and we remain committed to regularly evaluating our progress and challenging ourselves to improve.

ESG Strategy and Stakeholder Engagement

In 2021, we conducted an inaugural assessment to determine the ESG topics that are most important to our stakeholders and our business. As a newly public company this assessment helped illuminate the ESG matters most relevant to our business, and it will help guide our endeavors to enhance our governance, disclosures, and performance over time.

As we continue to enhance our ESG strategy and reporting, we will continue to manage, monitor, and report on the issued identified in this exercise and to periodically update this assessment to ensure our ESG strategy meets the evolving interests of our stakeholders and business. We will seek out and value feedback from our stakeholders as we continue to deliver on our ESG strategy.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the members of our Board and the board or compensation committee of any other company.

Communications by Shareholders and Other Interested Parties with the Board

Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:

Agiliti, Inc.

6625 West 78th Street, Suite 300

Minneapolis, MN 55439

ATTN: Board of Directors

c/o General Counsel and Secretary

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Agiliti will receive the communications and process them before forwarding them to the addressee. Agiliti may also refer communications to other departments within Agiliti. Agiliti generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Agiliti.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Agiliti as of March 11, 2022:

Name	Age	Position
Thomas J. Leonard	54	Chief Executive Officer and Director
James B. Pekarek	53	Executive Vice President and Chief Financial Officer
Thomas W. Boehning	56	President
Bettyann Bird	62	Executive Vice President, Strategy and Solution Management
Robert L. Creviston	55	Executive Vice President, Human Resources
Scott A. Christensen	57	Senior Vice President, Controller and Chief Accounting Officer
Matthew E. McCabe	41	Senior Vice President of Finance and Treasurer
Lee M. Neumann	46	Executive Vice President and General Counsel

Thomas J. Leonard is our Chief Executive Officer and a member of our Board. His biography can be found above under “Board of Directors and Corporate Governance—Continuing Directors.”

James B. Pekarek joined us in April 2013 as Executive Vice President and Chief Financial Officer. Prior to joining us, Mr. Pekarek was the Chief Financial Officer for Cornerstone Brands since 2005. Cornerstone Brands is a leading home and apparel lifestyle retailer. Before that, Mr. Pekarek held executive level finance positions with The Spiegel Group, Montgomery Wards, Inc. and Outboard Marine Corporation. Mr. Pekarek has an MBA from Northwestern University and a Bachelor of Science in Accounting from Indiana University.

Thomas W. Boehning was appointed as President in January 2020. Prior to joining us, Mr. Boehning spent 13 years at Optum, serving in various positions, culminating in his role as Chief Executive Officer of their joint venture Optum360—the nation’s largest independent revenue cycle services organization. Prior to Optum, Mr. Boehning was vice president and general manager of McKesson’s Group Practice Solutions business. Mr. Boehning has a bachelor’s degree in Economics and an MBA from Pennsylvania State University.

Bettyann Bird joined us in January 2016 and serves as Executive Vice President of Strategy and Solution Management. Prior to joining us, Ms. Bird was Vice President of Marketing for the Global Dispensing business at CareFusion from 2012 to 2015. She has held numerous executive leadership roles within the healthcare industry, including Executive at eHealth Portal from 2009 to 2011, President and Chief Executive Officer of eStudySite from 2007 to 2008 and President of the Consulting and Services business of Cardinal Health from 2004 to 2006. Prior to that, Ms. Bird held leadership positions with Deloitte Consulting and Ernst & Young. She spent her early years in healthcare as a trauma and intensive care nurse. Ms. Bird earned a bachelor’s degree in Nursing from Texas Christian University and an MBA from Baylor University.

Robert L. Creviston joined us in 2013 and serves as Executive Vice President, Human Resources. From 2007 until 2013, Mr. Creviston was the Vice President of Human Resources—Midwest Group at Waste Management, Inc., a leading North America provider of integrated environmental solutions. From 2000 to 2007 he held a variety of human resources management roles at Pactiv Corporation, a packaging business focused in the food service and consumer products space. Mr. Creviston holds a B.S. in Industrial and Labor Relations from Cornell University.

Scott A. Christensen joined us in 2012 as Controller and Chief Accounting Officer. In December 2021, Mr. Christensen was named Senior Vice President after serving as Vice President since 2013. Prior to joining us, from 1992 to 2012 Mr. Christensen served in several executive capacities at Supervalu, Inc., one of the largest companies in the U.S. grocery channel, including Vice President of Finance and Vice President of Accounting. From 1987 to 1992, Mr. Christensen served as a supervising accountant at KPMG Peat Marwick. Mr. Christensen is a graduate of St. Cloud State University and holds a B.S. in Accounting.

Matthew E. McCabe joined Agiliti, Inc. in 2006. In December 2021, Mr. McCabe was named Senior Vice President of Finance and Treasurer after serving as Vice President since 2017. From 2014 to 2017, Mr. McCabe served as Vice President of Finance and Business Intelligence. From 2006 to 2014, Mr. McCabe held several roles with Agiliti including Business Unit CFO, Director of Strategy & Business Development and several other roles within the accounting and finance organization. Prior to Agiliti, Mr. McCabe served as an auditor at Mahoney, Ulbrich, Christensen and Russ. Mr. McCabe holds an MBA from Metropolitan State University and a B.S. in Accounting and Business Administration from Winona State University.

Lee M. Neumann became our General Counsel in January 2011. From 2009 to 2011, Ms. Neumann was our Associate General Counsel. Prior to joining us, Ms. Neumann was an attorney at Faegre Drinker Biddle & Reath LLP, formerly Faegre & Benson LLP, from 2002 to 2009. Ms. Neumann holds a Juris Doctorate degree from Hamline University School of Law and a B.A. in Biology from Gustavus Adolphus College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The executive compensation discussion and analysis set forth herein reflects our executive compensation for the year ended December 31, 2021.

Introduction

In this compensation discussion and analysis, we discuss our compensation program, including our compensation philosophy and objectives and each component of compensation for our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers as of the end of the fiscal year ended December 31, 2021 (collectively, the “named executive officers”).

The base salary for our named executive officers for fiscal year 2021 was determined by the Compensation Committee and recommended to our Board for final approval, which occurred in December 2020. The annual performance-based incentive compensation paid to our named executive officers for fiscal 2021 was determined by the Compensation Committee and approved by our Board in March 2022 based on our audited financial results for the year ended December 31, 2021.

Compensation Philosophy and Objectives

We strive to ensure that we are able to attract and retain talented employees and reward performance. We also believe that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual and long-term strategic goals. Accordingly, our Compensation Committee (and our Board, in ratifying the Compensation Committee’s determination) evaluates both performance and compensation to ensure that the compensation provided to key executives is fair and reasonable and that it remains competitive using a compilation of broad-based industry compensation studies. Additionally, the Compensation Committee has identified a group of peer companies in the same or similar industries, adjusted for our size and ownership model, against which we compare our executive compensation. To these ends, our Compensation Committee and Board have determined that our executive compensation program for our named executive officers should include base salary, annual performance-based incentive and long-term equity compensation that rewards performance as measured against established goals, and competitive health, dental and other benefits.

Overview of Compensation Program and Process

We have structured our compensation program to motivate the named executive officers to achieve the business goals set by us and to reward them for achieving these goals. In furtherance of these aims, our Compensation Committee conducts an annual review of our total compensation program to achieve the following goals:

●	align management and company shareholder interests;
●	enable the company to attract and retain key talent;
●	reward executives for driving improvement in shareholder value; and
●	provide market competitive total direct compensation as compared to peer group companies.

We believe that these goals reflect the importance of pay for performance by providing our named executive officers with an opportunity to earn compensation for above average performance. The compensation for each named executive officer includes (1) a base salary that we believe is competitive with salary levels for similarly situated executives of our peer companies, adjusted for our size and ownership model, and (2) incentive compensation that is contingent upon achievement of specific corporate and individual objectives.

Independent Compensation Consultant

In carrying out its responsibilities, our Compensation Committee retains and seeks the advice of compensation consultants that are independent of management. Since 2019, the Compensation Committee has engaged the services of Semler Brossy Consulting Group (“Semler Brossy”), an independent national compensation consulting firm, to advise the Committee regarding the Company’s executive compensation program, how the program compares to peer company compensation practices, and other executive compensation-related matters. Semler Brossy does not provide any other material services to the Company. The Compensation Committee has assessed the independence of Semler Brossy pursuant to the NYSE rules and concluded that Semler Brossy’s work for the committee did not raise any conflicts of interest.

Use of Peer Group Data

In connection with its annual review of compensation elements and amounts for named executive officers, the Compensation Committee selected a company peer group for purposes of analyzing our compensation packages and comparing our pay practices and overall pay levels with other leading healthcare organizations when establishing our pay guidelines. Because the comparative compensation information we derive from our peer group is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. The peer group includes other U.S.-based publicly traded and privately held companies in related industries and prioritized companies that share similar business dynamics with us. The peer group for 2020 included the following companies: STERIS plc, Hill-Rom Holdings, Inc., Healthcare Services Group, Inc., Premier, Inc., AdaptHealth Corp., R1 RCM Inc., ICU Medical, Inc., Masimo Corporation, Cantel Medical Corp., Integer Holdings Corporation, CONMED Corporation, Merit Medical Systems, Inc., Omnicell, Inc., Haemonetics Corporation, Invacare Corporation, Varex Imaging Corporation, Avanos Medical, Inc., Natus Medical Incorporated, BioTelemetry, Inc., Accuray Incorporated, AngioDynamics, Inc. and Atricure, Inc. To assist the Compensation Committee in its review of executive compensation, Semler Brossy conducted an assessment for our Compensation Committee and recommended certain changes to our existing peer group for purposes of evaluating executive officer compensation in August 2021. Based on this review, our compensation consultants proposed two additions to further align our peer group within the healthcare industry (Stericycle, Inc. and Sotera Health Company) and five removals due to acquisitions or lack of comparative financial results (Cantel Medical Corp., BioTelemetry, Inc., Accuray Incorporated AngioDynamics, Inc. and Atricure, Inc.), resulting in a peer group of nineteen companies for 2021.

The Compensation Committee expects to continue to review our peer group on an annual basis, considering changes in our size and business and the businesses of the companies in the peer group.

The Role of Management

The Compensation Committee reviews compensation elements and amounts for named executive officers on an annual basis, at the time of a promotion or other change in level of responsibilities and when competitive circumstances or business needs may require. The Compensation Committee also considers input from our Chief Executive Officer and Chief Financial Officer when setting financial objectives for our incentive plans. The Compensation Committee, in determining compensation, also considers input from our Chief Executive Officer, with the assistance of our Chief Human Resources Officer (for officers other than themselves) regarding recommendations for base salary, annual incentive targets and other compensation awards. The Compensation Committee gives significant weight to our Chief Executive Officer’s judgment when assessing each of the other officers’ performance and determining appropriate compensation levels and incentive awards. The members of our Board (other than the Chief Executive Officer), meeting in executive session, determine the compensation of the Chief Executive Officer, including his annual incentive targets.

Based on the above analysis, the Chief Executive Officer provided compensation recommendations to the Compensation Committee for executives other than himself based on this data and the other considerations mentioned in this compensation discussion and analysis. The Compensation Committee recommended a compensation package for our Chief Executive Officer and determined compensation packages for our other named executive officers that are consistent with our compensation philosophy.

2021 Executive Compensation Components

For fiscal 2021, the principal components of cash compensation for our named executive officers were base salary and annual performance-based incentive compensation, each of which is addressed in greater detail below. Each named executive officer also has severance and/or change of control benefits and is eligible to participate in our long-term savings plan and the broad-based benefit and welfare plans that are available to our employees in general. In addition, the named executive officers were eligible to receive equity awards. Our Compensation Committee considers the equity awards in assessing each named executive officer’s compensation package and whether such package is consistent with our compensation program philosophy and objectives.

We do not have an established formula or target for allocating between cash and non-cash compensation or between short-term and long-term incentive compensation. Instead, our goal is to ensure that the levels and mix of compensation we pay is sufficient to attract and retain executive officers and to reward them for performance that meets the goals set by our Compensation Committee.

Setting Executive Compensation

The Compensation Committee determines the total compensation for our named executive officers based on a consideration of the following factors:

●	the scope of responsibility of each named executive officer;
●	market data from peer group companies;
●	an assessment of the positions of similarly situated executives within the peer group and internal comparisons to the compensation received by those executives;
●	internal review of each named executive officer’s compensation, both individually and relative to other named executive officers;
●	individual performance of each named executive officer, which is assessed based on factors such as fulfillment of job responsibilities, the financial and operating performance of the activities directed by each named executive officer, experience and potential;
●	the total compensation paid to each named executive officer in past years (including long-term equity compensation awarded); and
●	performance evaluations for each named executive officer.

Base Salary

We provide our named executive officers with a base salary to compensate them for services rendered. Salary levels are typically considered in December of each year as part of our performance review process and upon a promotion or other change in job responsibility. Merit-based increases to salaries of the named executive officers are based on the Compensation Committee’s assessment of the individual’s performance.

Base salary ranges are determined for each named executive officer based on his or her position and responsibility and utilizing our Compensation Committee’s knowledge and expertise regarding the market, with reference to market data regarding peer group compensation compiled from public sources, compensation consultants and independent analysts. Base salary ranges are designed so that salary opportunities for a given position will be targeted at the midpoint of the base salary established for each range as determined by the Compensation Committee.

Goals and objectives for our senior management team include:

●	delivering sustained above-market growth;
●	pursuing acquisition targets that enhance our customer value proposition;
●	delivering clear and measurable results for customers;
●	evolving to become more strategic partners to customers;
●	establishing Agiliti as a critical part of our nation’s healthcare system; and
●	continuing to evolve our unique solution offering to meet and anticipate market demand.

Each of the named executive officers is expected to participate in the above activities, with particular emphasis on their areas of expertise. Thus, Mr. Leonard has emphasis areas in setting our strategy and direction; Mr. Pekarek has emphasis areas in controls, reporting, budgeting and capital attraction; Mr. Boehning has emphasis areas in growth and revenue, operational excellence and customer service; Ms. Bird has the emphasis areas in market development, growth and research; and Ms. Neumann has emphasis areas in legal and regulatory compliance and quality assurance.

In connection with its annual review of compensation levels in December 2020, the Compensation Committee determined to increase the base salaries of Mr. Leonard from $750,000 to $850,000 and Ms. Bird from $372,075 to $400,000. These increases reflected the increasing complexity of our business and the increased responsibilities these executives took on to meet growth objectives. These include increased strategic partnership activity, product development, expanded geographic markets and design and delivery of more complex customer-focused service solutions. In December  2021, the Compensation Committee and the Board of Directors determined to increase the base salaries of Mr. Leonard from $850,000 to $950,000, Mr. Pekarek from $491,400 to $525,000, Mr. Boehning from $475,000 to $525,000, Ms. Bird from $400,000 to $432,000 and Ms. Neumann from $320,000 to $352,000 in view of the company’s growth over the last fiscal year and the valuable individual contributions made by each named executive officer towards achievement of overall executive team objectives during this period including successful completion of multiple strategic acquisitions and significant expansion of product and service offerings. The foregoing modifications to base salary for named executive were made effective as of January 1, 2022.

Annual Performance-Based Incentive Compensation

The annual performance-based incentive compensation component is offered through the Executive Incentive Program (the “EIP”), an annual cash incentive program that provides our executive officers with an opportunity to earn annual incentive awards based on our financial performance. Under the EIP, our named executive officers can earn incentive awards that are based on a percentage of base salary, with the percentage for Messrs. Leonard, Pekarek and Boehning, as specified in their respective employment agreements and for Ms. Bird and Ms. Neumann set at a level the Compensation Committee has determined is consistent with such officer’s level of accountability and impact on our operations. In setting this percentage of base salary, the Compensation Committee also considers the incentive compensation paid to executives in the peer group. The 2021 EIP targets for each of our named executive officers were as follows:

2021 Executive Incentive Plan Target
Named Executive Officer	as a Percentage of 2021 Base Salary
Thomas J. Leonard	100%
James B. Pekarek	70%
Thomas W. Boehning	80%
Bettyann Bird	70%
Lee M. Neumann	65%

The corporate financial performance objectives under the EIP relate to total revenue and Core EBITDA, defined as earnings attributable to Agiliti Health before interest expense, income taxes, depreciation and amortization and excluding non-cash share-based compensation expense, management, board and other nonrecurring gain, expenses or loss. The threshold levels for achievement of the corporate financial objectives and the annual performance matrix for payment of awards under the EIP are determined by the Compensation Committee. In December 2020, the threshold levels for achievement of the corporate financial objectives for 2021 EIP awards were determined by our Compensation Committee. Our named executive officers’ eligibility to earn an incentive award is based on our achievement of those corporate financial objectives for the current year, calculated by comparing actual and target revenue and Core EBITDA for that fiscal year.

Methodology

The Compensation Committee develops an annual performance matrix that assigns a performance target between 0 and 200% based on performance to certain established metrics achieved during the fiscal year. For fiscal 2021, the Board established a defined revenue target of $835 million and a defined Core EBITDA target of $207.2 million. The revenue target was defined using our total revenue for fiscal 2021. The Core EBITDA target was established using a subset of our operational performance for fiscal 2021. The Compensation Committee believes that by using these financial metrics, the Company is encouraging profitable growth and operational excellence for the Company and its stockholders. The Compensation Committee further believes that the financial metrics should measure comparable operating performance, as those measures provide a clearer view into the Company’s underlying performance. Consequently, the financial measures for defined revenue and defined Core EBITDA exclude the effects of certain non-core items such as specific revenue streams related to certain customers and associated costs impacting comparability in our operating plan to facilitate year-to-year comparisons. As a result of the budgeted assumptions, performance reported in our audited financial statements may differ from performance against our EIP performance targets. In setting defined revenue and defined Core EBITDA targets in the fourth quarter of 2020 for purposes of award amounts for 2021 performance under the EIP, the Company used “stretch” goals that were generally aggressive and represented internal financial and operational goals beyond the normal level of performance. The Company set these aggressive goals in an effort to motivate its officers to grow the Company and build shareholder value.

The matrix establishes a percentage achievement of zero to 200% based on our achievement of the defined Core EBITDA target. The objective of the matrix is to provide significantly more weight to Core EBITDA, allowing it to be the primary accelerator and decelerator while allowing revenue to be a modifier. Based on performance results from the year ended December 31, 2021, Core EBITDA will be weighted approximately 75%, while revenue will be weighted approximately 25%. The following description of the matrix provides insight into how this functions by displaying deviations for various examples. While the performance matrix does range from zero to 200%, the performance matrix also provides that any achievement that falls below 50% earned on the performance matrix will result in no payout. However, the Compensation Committee, in its discretion, may determine to pay the percentage achieved in accordance with the performance matrix as a discretionary bonus, but such discretionary bonus cannot exceed the amount as determined under the performance matrix. The range used for the revenue target for 2021 was $953.8 million to $1,053.8 million and the range used for Core EBITDA for 2021 was $195.1 million to $217.1 million. In general, the matrix is designed to stabilize near 100% for achievement that is plus or minus $4.0 million from the midpoint for defined Core EBITDA and plus or minus $15.0 million from the midpoint for defined revenue. The matrix is designed to reward near-target achievement while minimizing volatility driven by unanticipated events that are outside of management’s control, such as seasonal or market-related fluctuations. Conversely, positive or negative achievement accelerates when outside of these bands, in line with the extraordinary nature, whether positive or negative, of such performance.

For fiscal 2021, the Compensation Committee reviewed our total revenue, as adjusted, and Core EBITDA performance for the year ended December 31, 2021 ($1,038.7 million and $207.7 million, respectively) in accordance with the annual performance matrix. Based on our 128.6% achievement relative to the performance targets established under the 2021 EIP, Mr. Leonard will receive $1,095,214 for his award, Mr. Pekarek will receive $442,855 for his award, Mr. Boehning will receive $489,526 for his award, Ms. Bird will receive $360,554 for her award and Ms. Neumann will receive $267,928 for her award. The award amounts for 2021 performance under the EIP were approved for the named executive officers by the Compensation Committee in March 2022 and will be paid to named executive officers in April 2022. The 2021 EIP award amounts are reflected in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table.

During the past five years, we achieved performance of the target five times and achieved the maximum performance level twice. The payout percentage in the past five years ranged between approximately 100.4% and 200% of the participant’s target award opportunity. Generally, the minimum, target and maximum levels for achievement of the corporate financial objective are set so that the relative difficulty of achieving the target is consistent from year to year.

Long-Term Equity Incentive Compensation

On January 4, 2019, we consummated a business combination (such transactions referred to herein as the “Business Combination”) by and among entities affiliated with our principal stockholder, THL, including Federal Street Acquisition Corp., a company affiliated with THL (“FSAC”), and entities affiliated with our former owners including Agiliti Holdco, Inc. (previously known as UHS Holdco, Inc.), a Delaware corporation (“Agiliti Holdco”). The 2007 Stock Option Plan of Agiliti Holdco (“2007 Stock Option Plan”) provided for the award of stock options to named executive officers and was designed to enhance the link between the creation of shareholder value and long-term executive incentive compensation, provide an opportunity for increased equity ownership of Agiliti Holdco by executives and maintain competitive levels of total compensation. On May 9, 2018, Agiliti Holdco adopted the 2018 Executive Management Stock Option Plan (the “2018 Stock Option Plan”). On January 4, 2019, concurrently with the consummation of the Business Combination, Agiliti assumed the 2007 Stock Option Plan and the 2018 Stock Option Plan and approximately 75% of the outstanding stock option awards issued under these plans were terminated and exchanged for cash and the remaining 25% of the outstanding stock option awards were rolled over into fully-vested options to purchase our common stock subject to the same terms and conditions of the original awards. These options have a weighted average exercise price of $2.13 per share.

In addition, in January 2019, the Agiliti, Inc. 2018 Omnibus Incentive Plan (the “2018 Omnibus Incentive Plan”) was approved and became effective. Following effectiveness of the 2018 Omnibus Incentive Plan, the Company determined that no future grants would be made under any prior plans. The purpose of the 2018 Omnibus Incentive Plan is to provide incentives that will attract, retain and motivate our high performing officers, directors, employees and consultants. The 2018 Omnibus Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards and other substitute awards, annual incentive awards and performance awards. Disclosure regarding outstanding awards under the prior plans are presented in the Outstanding Equity Awards Table.

In April 2021, we granted long-term incentive equity awards to our named executive officers under the 2018 Omnibus Incentive Plan, which are designed to grow the Company and build shareholder value. Similar to base salary determinations, the aggregate target value of equity awards is determined for each named executive officer based on his or her position and responsibility and utilizing our Compensation Committee’s knowledge and expertise regarding the market, with reference to market data regarding the Company’s peer group. For 2021, the Compensation Committee determined that our named executive officers would receive approximately one-third of their long-term incentive opportunity in performance restricted stock unit awards, one-third in stock options, and the remaining one-third in time-based restricted stock units, each granted pursuant to the 2018 Omnibus Incentive Plan. Options and time-based restricted stock units granted to the named executive officers during 2021 will vest in equal annual installments over three years on March 6th of each year. Performance restricted stock units granted under the 2018 Omnibus Incentive Plan for our named executive officers vest on the three-year anniversary of the grant date, subject to achievement of performance conditions.

The performance restricted stock unit awards are eligible to vest at or between the threshold (50% of target) and maximum (200% of target) levels depending on achievement of the target cumulative Adjusted EBITDA over the 36-month period commencing on January 1, 2021 and ending on December 31, 2023, as further modified based upon the total shareholder return with respect to our common stock from April 23, 2021 (the first day of trading of our common stock on the NYSE following our IPO) until December 31, 2023, relative to the peer group of companies that comprise the S&P Healthcare & Services Index (“rTSR”). In particular, if rTSR is greater than or equal to the 75th percentile, vesting of the performance restricted stock unit awards increases by 25%, if rTSR is between 25th and 75th percentile, the performance restricted stock unit awards vest solely according to our achievement of target cumulative Adjusted EBITDA, and if rTSR is equal to or below the 25th percentile, vesting of the performance restricted stock unit awards decreases by 25%. There is not a discretionary component to the determination of target cumulative Adjusted EBITDA or rTSR for the performance restricted stock unit awards. The target cumulative Adjusted EBITDA and rTSR for the performance restricted stock unit awards granted in 2021 are based on our long-range operating plan and represents internal financial and operational goals.

Long-Term Savings Plan and Other Benefits

We have adopted a Long-Term Savings Plan, which is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute to the plan the lesser of up to 60% of their annual salary or the limit prescribed by the Internal Revenue Service (“IRS”) on a pre-tax basis. We will match 50% of up to 6% of base pay that is contributed to the Long-Term Savings Plan, subject to the limits prescribed by the IRS, excluding any catch-up contributions. Matching contributions and any earnings on the matching contributions are vested in accordance with the following schedule:

Years of Service	Vesting Percentage
Less than 1	—
1	33%
2	66%
3	100%

Executive Deferred Compensation Plan

Our named executive officers, and certain other employees, may also participate in the Agiliti Executive Deferred Compensation Plan, as amended and restated effective December 3, 2018 (the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan allows our named executives officers to defer up to 60% of their base salary and up to 100% of their earnings under the EIP payable upon the occurrence of a specified future event or date. Investment options available under the Executive Deferred Compensation Plan mirror the investment options available under our Long-Term Savings Plan.

Severance and/or Change of Control Benefits

On January 4, 2019, we assumed the Agiliti Health Executive Severance Pay Plan, which provides for severance benefits for certain of our senior executive officers, including Ms. Bird and Ms. Neumann. In addition, the employment agreements with Mr. Leonard, Mr. Pekarek, and Mr. Boehning, provided for severance and/or change of control benefits. Severance and/or change in control benefits are meant to serve several purposes and are designed to:

●	aid in the attraction and retention of executives;
●	keep the executives focused on running the business and impartial and objective when confronted with transactions that could result in a change of control; and
●	encourage our executives to act in the best interest of our shareholders in evaluating transactions.

Additionally, pursuant to his employment agreement, Mr. Leonard has agreed to be subject to two-year noncompetition and two-year non-solicitation covenants. Pursuant to their employment agreement, Mr. Pekarek and Mr. Boehning have agreed to be subject to one-year noncompetition and one-year non-solicitation covenants.

For a detailed discussion of the foregoing as of December 31, 2021, please refer to the caption “Potential Payments Upon Termination or Change in Control” below.

Other Benefits

Our named executive officers are eligible to participate in the same broad-based benefit and welfare plans that are made available to our employees in general.

Stock Ownership Guidelines

To further align their interests with those of our shareholders, in connection with our IPO in April 2021, the Compensation Committee recommended, and our Board approved, stock ownership guidelines for our executive officers. Under these guidelines, our NEOs are required to acquire and maintain shares of our common stock having a value equal to the following multiples of their annual base salaries, as applicable, following the completion of a five-year phase-in period:

Position	Required Stock Ownership
Chief Executive Officer	5x annual base salary
Chief Financial Officer	2x annual base salary
President	2x annual base salary
Senior Vice Presidents	1x annual base salary

As of December 31, 2021, all of our NEOs were still in the phase-in period, but, nonetheless, all NEOs satisfied these requirements.

Clawback Policy

Our Board has adopted a clawback policy that sets out the terms under which we may seek to recover incentive compensation from our executive officers. The policy allows the Company to recoup incentive compensation, including both cash bonuses and equity awards, that is paid to an executive and it is subsequently determined that such compensation would not have been earned had such compensation been calculated on the basis of restated financial results if the Board determines the restatement was the result of material noncompliance with financial reporting requirements under the federal securities laws. The Board will apply a three-year lookback period from the date of the restatement in applying any clawback of compensation, which may extend into the period following an executive’s employment with us.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Compensation Committee reviews and considers our deductibility of executive compensation. We believe that compensation paid under our EIP is generally deductible for federal income tax purposes. Section 280G of the IRS Code provides that companies may not deduct compensation paid in connection with a change of control that is treated as an excess parachute payment. In certain circumstances, the Compensation Committee may elect to approve compensation that is not fully deductible to ensure competitive levels of compensation for our executive officers. The Tax Act limited our deductibility to $1 million for named executive officers beginning after January 1, 2018.

Accounting for Share-Based Compensation

We account for our share-based compensation, namely stock options, restricted stock units and performance restricted stock units issued under the 2007 Stock Option Plan and the 2018 Omnibus Incentive Plan, as required by ASC Topic 718, “Compensation—Stock Compensation.”

Compensation expense related to service provided by our employees, including the named executive officers, is recognized in our Statements of Operations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” disclosure with management. Based on this review and discussion, the Compensation and Nominating Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement distributed in connection with the Annual Meeting.

The Compensation Committee:

Michael A. Bell (Chair)

Joshua M. Nelson

Megan M. Preiner

Diane B. Patrick

This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

Summary Compensation Table

The table below sets forth the total compensation awarded to, earned by or paid to the named executive officers for our 2021, 2020 and 2019 fiscal years, as applicable.

					Non-Equity
					Incentive
			Option	Stock	Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	$	$ (1)	$ (2)	$ (3)	$ (4)	$
Thomas J. Leonard	2021	$851,644	$1,240,409	$2,416,680	$1,095,214	$28,755	$5,632,702
Chief Executive Officer and Director	2020	$782,693	$586,694	$1,666,665	$1,510,382	$8,650	$4,555,084
	2019	$746,500	$2,670,644	$3,992,603	$752,250	$2,606,271	$10,768,268

James B. Pekarek	2021	$491,952	$336,296	$655,200	$442,855	$17,722	$1,944,025
Executive Vice President and Chief Financial Officer	2020	$505,212	$166,328	$472,494	$682,104	$9,384	$1,835,522
	2019	$466,442	$895,031	$1,268,243	$331,742	$701,631	$3,663,089

Thomas W. Boehning (5)	2021	$475,822	$427,728	$833,336	$489,526	$22,015	$2,248,427
President	2020	$447,596	$825,768	$1,379,169	$720,546	$5,755	$3,378,834

Bettyann Bird	2021	$400,526	$205,308	$400,008	$360,554	$17,828	$1,384,224
Executive Vice President, Strategy and	2020	$385,016	$106,485	$302,495	$520,123	$8,552	$1,322,671
Solution Management	2019	$354,115	$632,008	$868,037	$305,835	$394,415	$2,554,410

Lee M. Neumann	2021	$320,526	$109,497	$213,332	$267,928	$19,876	$931,159
Executive Vice President and General Counsel	2020	$254,567	$62,089	$124,179	$333,566	$7,499	$781,901
	2019	$248,358	$181,725	$242,300	$161,917	$14,237	$848,536

(1)	The amounts in the “Option Awards” column reflect the grant of option awards to the named executive officers under the 2018 Omnibus Incentive Plan. The amounts in the “Option Awards” column reflect the grant date fair value or incremental fair value, determined in accordance with ASC Topic 718, of awards granted pursuant to the 2007 Stock Option Plan or 2018 Omnibus Incentive Plan, as applicable. Assumptions used in the calculation of these amounts are included in Note 10, Share-Based Compensation to our audited consolidated financial statements for the year ended December 31, 2019 included in our Form 10-K for the fiscal year ended December 31, 2021.
(2)	The amounts in the “Stock Awards” column reflect the grant of restricted stock unit and performance restricted stock unit awards to the named executive officers under the 2018 Omnibus Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 10, Share-Based Compensation to our audited consolidated financial statements for the year ended December 31, 2019 included in our Form 10-K for the fiscal year ended December 31, 2021. With respect to the performance restricted stock unit awards, the value of such awards at the grant date assuming that the highest level of performance conditions will be achieved for 2021 for Messrs. Leonard, Pekarek, Boehning, Ms. Bird and Ms. Neumann is: $2,416,680, $655,200, $833,336, $400,008 and $213,332, respectively.
(3)	The amounts in the “Non-Equity Incentive Plan Compensation” column reflect the cash awards to the named executive officers under the EIP which is discussed in detail under the caption “Annual Performance-Based Incentive Compensation.”
(4)	For 2021, the amounts in the “All Other Compensation” column reflect our contributions for the named executive officers to the Long-Term Savings Plan, discussed in detail under the caption “Long-Term Savings Plan and Other Benefits,” credit to healthcare premiums and payments of $20,205, $9,550, $14,890, $9,569, and $11,855 for Messrs. Leonard, Pekarek, Boehning, Ms. Bird and Ms. Neumann, respectively, for reimbursement of travel expenses incurred by the named executive officer’s spouse or domestic partner in connection with attendance at a company-sponsored awards event.
(5)	Mr. Boehning commenced employment with the Company during 2020.

2021 Grants of Plan-Based Awards

								All Other	All other
								Stock	Option
								Awards	Awards:		Grant
								Number	Number		Date Fair
								of Shares	of	Exercise or	Value of
								of Stock	Securities	Base Price	Stock and
		Estimated Future Payouts			Estimated Future Payouts			or	Underlying	of Option	Option
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Units	Options	Awards	Awards
		Awards (1)			Awards (3)			(#) (4)	(#) (5)	($/sh)	($) (2)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)
Thomas J. Leonard	2021	$425,822	$851,644	$1,703,288	43,155	86,310	129,465	86,310	258,929	$14.00	$3,625,000
James B. Pekarek	2021	$172,183	$344,367	$688,733	11,700	23,400	35,100	23,400	70,200	$14.00	$982,800
Thomas W. Boehning	2021	$190,329	$380,658	$761,315	14,881	29,762	44,643	29,762	89,286	$14.00	$1,250,000
Bettyann Bird	2021	$140,184	$280,368	$560,736	7,143	14,286	21,429	14,286	42,857	$14.00	$600,000
Lee M. Neumann	2021	$104,171	$208,342	$416,684	3,810	7,619	11,429	7,619	22,857	$14.00	$320,000

(1)	The amounts shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” reflect the threshold, target and maximum payment levels, respectively, under our EIP. The EIP awards, if earned, will be paid at or between the threshold (50% of target) and maximum (200% of target) levels depending on achievement of total revenue and Adjusted EBITDA targets for the year ended December 31, 2021. The 2020 EIP payout is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(2)	The amounts in the “Grant Date Fair Value of Stock Option Awards” column reflect the grant date fair value, determined in accordance with ASC Topic 718, of awards pursuant to the 2018 Omnibus Incentive Plan. Assumptions used in the calculation of these amounts are included in our audited consolidated financial statements for the year ended December 31, 2019. The value reflected for any performance-conditioned award is the value at the grant date based upon the probable outcome of the award.
(3)	The amounts shown under “Estimated Future Payouts Under Equity Incentive Plan Awards” reflect performance restricted stock unit awards granted to the named executive officers during 2021 under the 2018 Omnibus Incentive Plan. The performance restricted stock units, if earned, will vest at or between the threshold (50% of target) and maximum (200% of target) levels depending on achievement of the target cumulative Adjusted EBITDA over the 36-month period commencing on January 1, 2021, and ending on December 31, 2023 as further modified based upon rTSR. The named executive officers are also entitled to an accrual of dividend equivalents, equal to the cash amount that would have been payable on the number of performance restricted stock units held by them as of the close of business on the record date for each declared dividend, which shall be credited to them as the equivalent amount of shares that could have been purchased as of the close of business on the dividend payment date. The accrued dividend equivalents will be payable when the performance restricted stock units on which such dividend equivalents were credited have become earned, vested and payable.
(4)	Restricted stock units were granted to the named executive officers during 2021 under the 2018 Omnibus Incentive Plan, which will vest in equal installments over three to four years on the anniversaries of the grant date. The named executive officers are also entitled to an accrual of dividend equivalents, equal to the cash amount that would have been payable on the number of restricted stock units held by them as of the close of business on the record date for each declared dividend, which shall be credited to them as the equivalent amount of shares that could have been purchased as of the close of business on the dividend payment date. The accrued dividend equivalents will be payable when the restricted stock units on which such dividend equivalents were credited have become earned, vested and payable.
(5)	Stock options were granted to the named executive officers during 2021 under the 2018 Omnibus Incentive Plan.

Outstanding Equity Awards at December 31, 2021

		OPTIONS AWARDS (1)				STOCK AWARDS (2)
									Equity
									incentive
								Equity	plan
								incentive	awards:
							Market	plan	Market
						Number of	Value of	awards:	value of
		Number of	Number of			Securities	Securities	Number of	Performance
		Securities	Securities			Underlying	Underlying	Performance	Restricted
		Underlying	Underlying			Unvested	Unvested	Restricted Stock	Stock Units
		Unexercised	Unexercised	Option	Option	Restricted	Restricted	Units that	that have
	Grant	Options (#)	Options (#)	Exercise	Expiration	Stock	Stock	have not	not vested
Name	Date	Exercisable	Unexercisable	Price ($)	Date	Units	Units (6)	vested	($) (6)
Thomas J. Leonard (4)	4/22/2021	—	258,929	$14.00	4/22/2031	86,310	$1,998,940	86,310	$1,998,940
Thomas J. Leonard (4)	3/6/2020	101,010	202,020	$8.25	3/6/2030	67,340	$1,559,594	67,340	$1,559,594
Thomas J. Leonard (4)	3/6/2019	221,043	110,522	$6.27	3/6/2029	36,841	$853,238	36,841	$853,238
Thomas J. Leonard (5)	3/6/2019	373,010	373,010	$6.27	3/6/2029	124,337	$2,879,645	—	—
Thomas J. Leonard (3)	1/4/2019	1,129,691	—	$2.13	11/4/2024	—	—	—	—

James B. Pekarek (4)	4/22/2021	—	70,200	$14.00	4/22/2031	23,400	$541,944	23,400	$541,944
James B. Pekarek (4)	3/6/2020	28,636	57,273	$8.25	3/6/2030	19,091	$442,148	19,091	$442,148
James B. Pekarek (4)	3/6/2019	59,682	29,841	$6.27	3/6/2029	9,947	$230,373	9,947	$230,373
James B. Pekarek (5)	3/6/2019	134,284	134,284	$6.27	3/6/2029	44,761	$1,036,665	—	—
James B. Pekarek (3)	1/4/2019	234,346	—	$2.13	11/4/2024	—	—	—	—

Thomas W. Boehning (4)	4/22/2021	—	89,286	$14.00	4/22/2031	29,762	$689,288	29,762	$689,288
Thomas W. Boehning (4)	3/6/2020	40404	80,808	$8.25	3/6/2030	26,936	$623,838	26,936	$623,838
Thomas W. Boehning (5)	3/6/2020	64773	194,318	$8.25	3/6/2030	64,773	$1,500,143	—	—

Bettyann Bird (4)	4/22/2021	—	42,857	$14.00	4/22/2031	14,286	$330,864	14,286	$330,864
Bettyann Bird (4)	3/6/2020	18,333	36,667	$8.25	3/6/2030	12,222	$283,062	12,222	$283,062
Bettyann Bird (4)	3/6/2019	36,472	18,236	$6.27	3/6/2029	6,079	$140,790	6,079	$140,790
Bettyann Bird (5)	3/6/2019	98,475	98,475	$6.27	3/6/2029	32,825	$760,227	—	—
Bettyann Bird (3)	1/4/2019	157,316	—	$2.13	11/4/2024	—	—	—	—

Lee M. Neumann (4)	4/22/2021	—	22,857	$14.00	4/22/2031	7,619	$176,456	7,619	$176,456
Lee M. Neumann (4)	3/6/2020	7,526	15,052	$8.25	3/6/2030	5,017	$116,194	5,017	$116,194
Lee M. Neumann (4)	3/6/2019	16,067	8,034	$6.27	3/6/2029	2,678	$62,022	2,678	$62,022
Lee M. Neumann (5)	3/6/2019	24,102	24,102	$6.27	3/6/2029	8,034	$186,067	—	—
Lee M. Neumann (3)	1/4/2019	—	—	$2.13	11/4/2024	—	—	—	—

(1)	Option awards granted under the 2018 Omnibus Incentive Plan and the 2007 Stock Option Plan are discussed in detail under the caption “Long-Term Equity Incentive Compensation.” Such unvested options are included in the “Number of Securities Underlying Unexercised Options Unexercisable” column.
(2)	Stock awards granted under the 2018 Omnibus Incentive Plan are discussed in detail under the caption “Long-Term Equity Incentive Compensation”.
(3)	These option award grants reflect the assumption and conversion of outstanding options by Agiliti in connection with the Business Combination.
(4)	Options, restricted stock units and only those performance restricted stock units granted prior to 2021 under the 2018 Omnibus Incentive Plan for our named executive officers vest ratably over three years on the grant anniversary date. Performance restricted stock units granted in 2021 are eligible to vest on the three-year anniversary of the grant date.
(5)	Options and restricted stock units granted under the 2018 Omnibus Incentive Plan for our named executive officers vest ratably over four years on the grant anniversary date.
(6)	This value is determined using a per share price of $23.16.

Option Exercises and Stock Vested During 2021

The following table shows information regarding the vesting of stock awards held by our NEOs during fiscal year 2021.

	OPTIONS AWARDS		STOCK AWARDS
Name	Number of shares		Number of shares
	acquired	Value realized on	acquired on	Value realized on
	on exercise (#)	exercise ($) (1)	vesting (#) (2)	vesting ($) (3)
Thomas J. Leonard	30,000	$555,384.00	238,443	$3,611,612.25

James B. Pekarek	70,000	$1,371,839.50	71,112	$1,083,621.50

Thomas W. Boehning	—	—	55,261	$762,669.50

Bettyann Bird	10,000	$194,845.00	46,885	$716,833.75

Lee M. Neumann	106,481	$2,087,267.22	16,985	$255,810.00

(1)	The value realized on exercise of option awards reflects the difference between the closing market price of our common stock on the exercise date and the exercise price of the option multiplied by the number of shares vested upon exercise of the option.
(2)	The number of shares acquired on vesting of stock awards reflects shares of common stock underlying restricted stock units and performance restricted stock units that vested on March 6, 2021 but for which settlement was deferred until April 23, 2022 in connection with our initial public offering and in accordance with our 2018 Omnibus Incentive Plan.
(3)	The value realized on vesting of stock awards reflects the closing price of our common stock on the vesting date multiplied by the number of shares vested.

Deferred Settlement of Equity Awards and Executive Deferred Compensation Plan

In connection with our initial public offering, settlement of vested restricted stock unit and performance restricted stock unit awards granted to each our named executive officers prior to our initial public offering were deferred until April 23, 2022 as permitted under our 2018 Omnibus Incentive Plan.

Our named executive officers, and certain other employees, may also participate in the Agiliti Executive Deferred Compensation Plan, as amended and restated effective December 3, 2018 (the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan allows our named executives officers to defer up to 60% of their base salary and up to 100% of their earnings under the EIP payable upon the occurrence of a specified future event or date. Investment options available under the Executive Deferred Compensation Plan mirror the investment options available under our Long-Term Savings Plan.

2021 Nonqualified Deferred Compensation Table

The following table provides information for each of our named executive officers regarding the value of the shares underlying deferred vested restricted stock unit awards and performance restricted stock unit awards and the aggregate value of the shares underlying these awards as of December 31, 2021 and regarding aggregate executive contributions, aggregate earnings for 2021, and year-end account balances under the Executive Deferred Compensation Plan. Messrs. Leonard, Pekarek and Boehning and Ms. Neumann have never participated in the Executive Deferred Compensation Plan.

		Registrant	Executive		Aggregate
		Contributions	Contributions	Aggregate	Balance at
		in Last FY	in Last FY	Earnings in	Last FYE
Name	Plan	$(1)	$(2)	Last FY $(3)	$(4)(5)
Thomas J. Leonard	Deferred Equity Award Settlement	$3,611,612.25	—	—	$5,522,339.88
James B. Pekarek	Deferred Equity Award Settlement	$1,083,621.50	—	—	$1,646,953.92
Thomas W. Boehning	Deferred Equity Award Settlement	$762,669.50	—	—	$1,279,844.76
Bettyann Bird	Deferred Equity Award Settlement	$716,833.75	—	—	$1,085,856.60
	Executive Deferred Compensation Plan	—	$685,408.71	$136,891.31	$1,501,556.47
Lee M. Neumann	Deferred Equity Award Settlement	$255,810.00	—	—	$393,372.60

(1)	These amounts reflect the fair market value of shares underlying deferred vested restricted stock unit awards and performance restricted stock unit awards on the vesting date.
(2)	This amount reflects elective deferrals of 2021 salary.
(3)	This amount reflects change in value of investment holdings.
(4)	Under “Deferred Equity Award Settlement” this amount represents the year-end economic value of the deferred vested restricted stock unit awards and performance restricted stock unit awards. The amounts previously reported in the Stock Awards column of the Summary Compensation Table for the year of grant reflects the grant date, rather than the current value of the award. The amounts previously reported in the Summary Compensation Table were as follows for Messrs. Leonard, Pekarek, Boehning, Ms. Bird and Ms. Neumann for 2021: $2,416,680, $655,200, $833,336, $400,008 and $213,332, respectively; for 2020: $1,666,665, $472,494, $1,379,169, $302,495 and $124,179, respectively and for Messrs. Leonard and Pekarek, Ms. Bird and Ms. Neumann for 2019: $3,992,603, $1,268,243, $868,037 and $242,300, respectively.
(5)	Under “Executive Deferred Compensation Plan” this amount reflects the year-end account balances of deferred compensation for Ms. Bird. Of the amounts in this column $685,409 was also included in the Total Compensation column of the Summary Compensation Table for 2021, 498,343 was also included in the Total Compensation column of the Summary Compensation Table for 2020 and $70,823 was included in the Total Compensation column of the Summary Compensation Table for prior years.

Potential Payments upon Termination or Change in Control

Employment Agreements of Thomas J. Leonard, James B. Pekarek and Thomas W. Boehning

The following is a description of the payments that would have been made to Mr. Leonard, Mr. Pekarek or Mr. Boehning pursuant to the employment agreement in effect as of December 31, 2021 had his employment been terminated on December 31, 2021.

Payments Made Upon Death or Disability

In the event of death or disability, the executive or his legal representative would have received the following:

●	12 months of his base salary in effect immediately prior to his death or disability;
●	pro-rata bonus for the year of termination, based on the number of days he was employed during such year and based on objective actual performance through the date of termination, payable in a lump-sum on the next regularly scheduled payroll date after the general release of claims becomes effective and irrevocable (the “Payment Date”); and
●	within ten days following such termination, payment of accrued and unpaid base salary, accrued but unused vacation days, earned and unpaid bonus for the calendar year ending prior to the date of termination, all other accrued amounts or benefits in accordance with the Company’s benefit plans and reimbursement for expenses.

Additionally, the executive would have received accrued vested benefits through any of our benefit plans, programs or policies (other than severance) at the times specified therein. “Disability” meant the executive is disabled within the meaning of our long-term disability policy then in effect.

Payments Made Upon Termination Without Cause or Resignation for Good Reason

If the executive’s employment would have been terminated without Cause or he resigned for Good Reason prior to a change in control or more than two years after a change in control, the executive would have received payments consisting of the following:

●	12 months of his current base salary and 100% of his target bonus opportunity for the year of termination, which sum would have been payable during the twelve month period commencing on the date of termination in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time, provided that the first payment shall be made on the Payment Date; and
●	within ten days following such termination, payment of accrued and unpaid base salary, accrued but unused vacation days, earned and unpaid bonus for the calendar year ending prior to the date of termination, all other accrued amounts or benefits in accordance with the Company’s benefit plans and reimbursement for expenses.

We also would have paid the executive an amount equal to the pro-rata portion of his annual bonus for the year of termination, based on the number of days he is employed during such year and based on objective actual performance through the date of termination (or the end of the month proceeding such termination if such performance is generally determined at the end of the month) payable in a lump-sum on the Payment Date. Additionally, the executive would have received a lump sum payment equivalent to the amount the COBRA premium would be for his health coverage prior to the termination (for the executive and his family to the extent applicable) multiplied by twelve. Finally, the executive’s options and restricted stock units granted under the Company’s 2018 Omnibus Incentive Plan or any other equity plan or program that would have otherwise vested during the twelve months following such termination of employment would have vested in full immediately upon such termination of employment. Performance restricted stock units granted under the Company’s 2018 Omnibus Incentive Plan or any other equity plan or program would have vested based on actual performance through the date of the executive’s termination of employment and projected performance from the date immediately after the executive’s termination of employment through the end of the applicable performance period based on our then current operating budget, with the shares earned pursuant to such performance restricted stock units prorated based on the number of days the executive would have been employed during the performance period if he had remained employed through the first anniversary of his termination of employment in comparison to the total number of days in the performance period.

Under Mr. Leonard’s, Mr. Pekarek’s and Mr. Boehning’s employment agreement in effect as of December 31, 2021, “Cause” meant:

●	the commission by the executive of, or his indictment for (or pleading guilty or nolo contendere to) a felony or crime involving moral turpitude;
●	the executive’s repeated failure or refusal to faithfully and diligently perform the usual and customary duties of his employment or to act in accordance with any lawful direction or order of our Board, which failure or refusal is not cured within 30 days after written notice thereof;
●	the executive’s material breach of fiduciary duty;
●	the executive’s theft, fraud, or dishonesty with regard to us or any of our affiliates or in connection with his duties;
●	the executive’s material violation of our code of conduct or similar written policies;
●	the executive’s willful misconduct unrelated to us or any of our affiliates having, or likely to have, a material negative impact on us or any of our affiliates (economically or reputationally);
●	an act of gross negligence or willful misconduct by the executive that relates to our affairs or the affairs of any of our affiliates; or
●	material breach by the executive of any of the provisions of his employment agreement.

Mr. Leonard, Mr. Pekarek and Mr. Boehning would have had “Good Reason” for termination if, other than for Cause, any of the following occurred:

●	we would have materially diminished his responsibilities, authorities or duties (provided that in the event of his disability, our appointment of an interim officer would not have constituted a diminution of his responsibilities, authorities or duties);
●	we would have reduced his base salary or target bonus opportunity, other than in connection with an across-the-board reduction of base salary or target bonus opportunity applicable to substantially all of our senior executives;
●	we would have relocated his place of employment by more than 50 miles; or
●	he were no longer a member of the Board;

provided, that no event described above shall constitute Good Reason unless (A) the executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days following the occurrence of such event, and (B) the executive has provided the Company at least sixty (60) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by executive for Good Reason shall be effective on the day following the expiration of such cure period.

Payments Made Upon Termination for Cause or Resignation Without Good Reason

If we had terminated Mr. Leonard’s, Mr. Pekarek’s or Mr. Boehning’s employment as of December 31, 2021 for Cause or he resigned without Good Reason, within ten days following such termination, he would have been entitled to receive his accrued and unpaid base salary, accrued but unused vacation days, earned and unpaid bonus for the calendar year ending prior to the date of termination, all other accrued amounts or benefits in accordance with the Company’s benefit plans and reimbursement for expenses, in each case, accrued through the date of termination. Additionally, if Mr. Leonard, Mr. Pekarek or Mr. Boehning had resigned without Good Reason, he would have been entitled to an amount equal to the pro-rata portion of his annual bonus for the year of termination, based on the number of days he was employed during such year and based on objective actual performance through the date of termination (or the end of the month proceeding such termination if such performance is generally determined at the end of the month), payable in a lump-sum on the Payment Date.

Payments Made Upon Termination Without Cause or For Good Reason following a Change of Control

If Mr. Leonard’s, Mr. Pekarek’s or Mr. Boehning’s employment would have been terminated without Cause or he resigned for Good Reason on or within two years after a change in control, he would have received the following:

●	24 months of his current base salary and 200% of his target bonus opportunity for the year of termination, which sum would have been payable in lump sum on the Payment Date;
●	within ten days following such termination, payment of accrued and unpaid base salary, accrued but unused vacation days, earned and unpaid bonus for the calendar year ending prior to the date of termination and reimbursement for expenses, in each case, accrued through the date of termination; and
●	all other accrued amounts or accrued benefits in accordance with the Company’s benefit plans, programs or policies (other than severance).

We also would have paid the executive an amount equal to the pro-rata portion of his annual bonus for the year of termination, based on the number of days he was employed during such year and based on objective actual performance through the date of termination (or the end of the month proceeding such termination if such performance is generally determined at the end of the month), payable in a lump-sum on the Payment Date. Additionally, the executive would have received a lump sum payment equivalent to the amount the monthly COBRA premium would be for his health coverage prior to the termination (for executive and his family to the extent applicable) multiplied by twenty-four. Finally, executive’s options and restricted stock units granted under the Company’s 2018 Omnibus Incentive Plan or any other equity plan or program that would have otherwise vested during the twelve months following such termination of employment would have vested in full immediately upon such termination of employment. Performance restricted stock units granted under the Company’s 2018 Omnibus Incentive Plan or any other equity plan or program that would have vested based on actual performance through the date of executive’s termination of employment and projected performance from the date immediately after executive’s termination of employment through the end of the applicable performance period based on the then current operating budget of the Company, with the shares earned pursuant to such performance restricted stock units prorated based on the number of days executive would have been employed during the performance period if executive had remained employed through the first anniversary of his termination of employment in comparison to the total number of days in the performance period.

Under Mr. Leonard’s, Mr. Pekarek’s and Mr. Boehning’s employment agreements in effect as of December 31, 2021, “Change in Control” meant the occurrence, in a single transaction or in a series of related transactions, of any of the following events:

●	any individual, entity or group has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then-outstanding shares or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors;
●	individuals who constitute the Board cease for any reason to constitute at least a majority of the Board (other than any individual whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors);
●	consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any entity controlled by the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any entity controlled by the Company, in each case, unless, following such business combination, (A) all of substantially all of the individuals and entities that were the beneficial owners of the outstanding company common stock and outstanding company voting securities immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities, as the case may be, of the corporation or entity resulting from such business combination in substantially the same proportions as their ownership, immediately prior to such business combination of the outstanding company common stock and outstanding company voting securities, as the case may be, (B) no person beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation or equity of the entity resulting from such business combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, and (C) at least a majority of the members of the Board were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the Board, proving for such business combination; or
●	immediately prior to the complete liquidation or dissolution of the Company.

Payments Made Upon a Transition Plan

If Mr. Leonard’s employment would have been terminated in accordance with an orderly transition plan coordinated by the Board, Mr. Leonard would have received, in addition to the payments he would have been entitled to upon termination without cause, resignation for good reason or upon a change in control, Mr. Leonard’s options and restricted stock units granted under the Company’s 2018 Omnibus Incentive Plan or any other equity plan or program that would have otherwise vested during the twenty-four months following such termination of employment would have vested in full immediately upon such termination of employment. Performance restricted stock units granted under the Company’s 2018 Omnibus Incentive Plan or any other equity plan or program would vest based on actual performance through the date of Mr. Leonard’s termination of employment and projected performance from the date immediately after Mr. Leonard’s termination of employment through the end of the applicable performance period based on the then current operating budget of the Company, with the shares earned pursuant to such performance restricted stock units prorated based on the number of days Mr. Leonard would have been employed during the performance period if Mr. Leonard had remained employed through the second anniversary of his termination of employment in comparison to the total number of days in the performance period.

Executive Severance Pay Plan

On November 2, 2016, the Company amended its Executive Severance Pay Plan, previously adopted on June 1, 2007 and amended on December 31, 2008 to comply with Section 409A of the Code. This disclosure is qualified in its entirety by reference to the Amended Executive Severance Pay Plan.

Executives covered by the Executive Severance Pay Plan include the following named executive officers: Ms. Bird and Ms. Neumann. The terms of the Executive Severance Pay Plan, as they relate to the possible payments upon the terminations of the aforementioned named executive officers, are summarized below. The amounts shown assume that termination would have been effective as of December 31, 2021, include amounts earned through that date and are estimates of the amounts which would have been paid out to the named executive officer upon her termination. The actual amounts paid can only be determined at the time of the named executive officer’s separation from us.

Agiliti assumed the Executive Severance Pay Plan, as amended, in connection with the closing of the Business Combination.

Payments Made upon Certain Involuntary Terminations

In the event of termination of employment without Cause, by the executive with Good Reason or due to the death or disability of the executive, provided that the executive or his or her designee signed the General Release within 45 days of the date of termination, the executive or his or her designee would have received the following:

●	current salary on a bi-weekly payment schedule for the 12-month period following termination (“Severance Period”);
●	lump payment of $11,350 for COBRA benefits; and
●	pro-rated bonus for the then-current fiscal year, calculated at the executive officer’s individual bonus target and pro-rated based upon the number of days the executive officer was actually employed that year, payable in a single lump sum payment on the 61st day following the date of termination.

The first payments would have been made as soon as practicable following the effectiveness of the General Release and would have included any such payment(s) that otherwise would have been made prior to the time the General Release was effective. “General Release” meant a written release of all claims against us and our affiliates in the form presented by us, which includes confidentiality, non-competition, non-solicitation and no-hire provisions.

The Executive Severance Pay Plan does not provide for additional benefits to Ms. Bird and Ms. Neumann if their termination of employment is in connection with a change of control of the Company. In the event of termination of employment for Cause or voluntary resignation except for Good Reason, no severance benefits would have been payable.

Under the Executive Pay Severance Plan, as in effect on December 31, 2021, Cause, Disability and Good Reason meant the following:

“Cause” meant:

●	the executive’s continued failure, whether willful, intentional, or grossly negligent, after written notice, to perform substantially the executive’s duties (the “duties”) as determined by the executive’s immediate supervisor, the Chief Executive Officer, or a senior vice president (other than as a result of a disability);
●	the executive’s dishonesty or fraud in the performance of the executive’s duties or a material breach by the executive of the executive’s duty of loyalty to us or our subsidiaries;
●	conviction or confession by the executive of an act or acts on the executive’s part constituting a felony under the laws of the United States or any state thereof or any misdemeanor by the executive which materially impairs such executive’s ability to perform the executive’s duties;
●	any willful act or omission on the executive’s part which is materially injurious to our financial condition or business reputation or that of any of our subsidiaries; or
●	any breach by the executive of any non-competition, non-solicitation, non-disclosure or confidentiality agreement applicable to the executive.

“Disability” meant the executive’s inability to perform the essential functions of his or her position for a period of at least six months due to illness or accident after being provided with any reasonable accommodation or leave the Company may be obligated by law to provide.

“Good Reason” meant that, other than for Cause, any of the events set forth in the bullets below would have occurred, the executive notified us in writing of such event; within 30 days of such event, we failed to cure the event within 60 days of receiving such notice; and the executive terminated employment no later than 90 days after providing such notice:

●	the executive was demoted, as evidenced by a material reduction or reassignment of the executive’s duties (per the executive’s job description), provided, however, that any change in the executive’s position constituting a lateral move or promotion would not have been deemed to give rise to Good Reason unless the executive was required to relocate pursuant to the third bullet below;
●	the executive’s base salary was materially reduced other than in connection with an across-the-board reduction of approximately the same percentage in executive compensation to employees imposed by our Board in response to negative financial results or other adverse circumstances affecting us; or
●	we required the executive to relocate in excess of 50 miles from the location where the executive was then-currently employed.

Payments Upon a Change in Control

Pursuant to the award agreements with each of our named executive officers for the stock option awards, restricted stock units and performance restricted stock units granted under the 2018 Omnibus Incentive Plan, upon a Change in Control, all outstanding stock option awards would have been exercisable, all outstanding restricted stock units would have vested in full and all outstanding performance restricted stock units would have vested in full with performance determined based on actual performance through the Change in Control, plus projected performance from the date immediately after the Change in Control through the end of the applicable performance period based on the then current operating budget of the Company.

Under the 2018 Omnibus Incentive Plan, “Change in Control” meant the occurrence, in a single transaction or in a series of related transactions, of any of the following events:

●	any individual, entity or group has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then-outstanding shares or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors;
●	individuals who constitute the Board cease for any reason to constitute at least a majority of the Board (other than any individual whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors);
●	consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any entity controlled by the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any entity controlled by the Company, in each case, unless, following such business combination, (A) all of substantially all of the individuals and entities that were the beneficial owners of the outstanding company common stock and outstanding company voting securities immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities, as the case may be, of the corporation or entity resulting from such business combination in substantially the same proportions as their ownership, immediately prior to such business combination of the outstanding company common stock and outstanding company voting securities, as the case may be, (B) no person beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation or equity of the entity resulting from such business combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, and (C) at least a majority of the members of the Board were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the Board, proving for such business combination; or
●	immediately prior to the complete liquidation or dissolution of the Company.

The following table provides a summary of the potential payments to each of the named executive officers in connection with certain termination events or upon a change of control of the Company.

		Voluntary	For Good
		Termination	Reason or	Change of
	Death or	(Without Good	Without Cause	Control Related
Named Executive Officer	Disability	Reason)	Termination	Termination (1)
Thomas J. Leonard:
Cash Severance (2)	$950,000	—	$1,900,000	$3,800,000
Pro-Rata Bonus (3)	$1,095,214	$1,095,214	$1,095,214	$1,095,214
Health & Welfare Benefits	—	—	$19,466	$38,931
Stock Options (4)	—	—	$7,313,445	$13,550,763
Restricted Stock Units (5)	—	—	$3,739,182	$7,291,416
Performance Restricted Stock Units (6)	—	—	$1,633,035	$4,411,772
Total	$2,045,214	$1,095,214	$15,700,341	$30,188,096

James B. Pekarek:
Cash Severance (2)	$525,000	—	$892,500	$1,785,000
Pro-Rata Bonus (3)	$442,855	$442,855	$442,855	$442,855
Health & Welfare Benefits	—	—	$18,090	$36,179
Stock Options (4)	—	—	$2,279,365	$4,269,044
Restricted Stock Units (5)	—	—	$1,150,427	$2,251,129
Performance Restricted Stock Units (6)	—	—	$451,458	$1,214,464
Total	$967,855	$442,855	$5,234,694	$9,998,671

Thomas W. Boehning
Cash Severance (2)	$525,000	—	$945,000	$1,890,000
Pro-Rata Bonus (3)	$489,526	$489,526	$489,526	$489,526
Health & Welfare Benefits	—	—	$18,090	$36,179
Stock Options (4)	—	—	$1,840,809	$4,919,988
Restricted Stock Units (5)	—	—	$1,041,737	$2,813,268
Performance Restricted Stock Units (6)	—	—	$311,919	$1,313,126
Total	$1,014,526	$489,526	$4,647,080	$11,462,087

Bettyann Bird
Cash Severance (2)	$432,000	—	$432,000	$432,000
Pro-Rata Bonus (3)	$280,368	—	$280,368	$280,368
Health & Welfare Benefits	$11,350	—	$11,350	$11,350
Outplacement Services (as determined by the Company)	$12,000	—	$12,000	$12,000
Stock Options (4)	—	—	—	$2,910,5240
Restricted Stock Units (5)	—	—	—	$1,514,942
Performance Restricted Stock Units (6)	—	—	—	$754,715
Total	$753,718	—	$753,718	$5,915,899

Lee M. Neumann
Cash Severance (2)	$352,000	—	$352,000	$352,000
Pro-Rata Bonus (3)	$208,342	—	$208,342	$208,342
Health & Welfare Benefits	$11,350	—	$11,350	$11,350
Outplacement Services (as determined by the Company)	$12,000	—	$12,000	$12,000
Stock Options (4)	—	—	—	$773,031
Restricted Stock Units (5)	—	—	—	$447,706
Performance Restricted Stock Units (6)	—	—	—	$354,672
Total	$583,692	—	$583,692	$2,147,751

(1)	Amounts in this column represent the potential payments upon a termination of employment without Cause or a termination with Good Reason on or within the two year period following a Change of Control; provided, however, that the amounts representing the value of accelerated vesting of stock options, restricted stock units and performance restricted stock units would have been payable upon a Change in Control (as defined under the 2018 Omnibus Incentive Plan) regardless of whether the named executive officer’s employment was terminated.

(2)	This row represents the value of twelve months of base salary for NEO.
(3)	With respect to Messrs. Leonard, Pekarek and Boehning this row represents the value of the annual bonus payable under the EIP based on actual results for 2021 and, with respect to Ms. Bird and Ms. Neumann, this row represents the target value of the annual bonus payable under the EIP.
(4)	Represents the value of accelerated vesting of stock options that were unvested as of December 31, 2021, which is determined based on the difference between the exercise price of such options and the value of our common stock on December 31, 2021. Additionally, if Mr. Leonard’s employment were terminated in accordance with a transition plan coordinated by our Board, Mr. Leonard would have been entitled to accelerated vesting with respect to any stock options that would have otherwise vested during the twenty-four months following such termination of employment, and such accelerated vesting has a value of $ $12,760,164.
(5)	Represents the value of accelerated vesting of restricted stock units that were unvested as of December 31, 2021, which is determined based on the value of our common stock on December 31, 2021. Additionally, if Mr. Leonard’s employment were terminated in accordance with a transition plan coordinated by our Board, Mr. Leonard is entitled to accelerated vesting with respect to any restricted stock units that would have otherwise vested during the twenty-four months following such termination of employment, such accelerated vesting has a value of $22,754,932.
(6)	Represents the value of accelerated vesting of performance restricted stock units that were unvested at December 31, 2021, which is determined based on the value of our common stock on December 31, 2021. Additionally, if Mr. Leonard’s employment were terminated in accordance with a transition plan coordinated by our Board, Mr. Leonard would have been entitled to accelerated vesting with respect to any performance restricted stock units that would have otherwise vested prorated based on the ratio of the number of days Mr. Leonard would have been employed during the performance period if Mr. Leonard had remained employed through the second anniversary of his termination of employment in comparison to the total number of days in the performance period, and such accelerated vesting has a value of $8,479,015.

Securities Authorized for Issuance under Equity Incentive Plans

The following table provides information as of December 31, 2021, regarding shares of our common stock that may be issued under our equity compensation plans, consisting of the 2018 Omnibus Incentive Plan, the 2007 Stock Option Plan and the ESPP.

		Weighted average	Number of securities
	Number of securities to be	exercise price of	remaining available
	issued upon exercise of	outstanding	for future issuance
	outstanding options,	options, warrants	under equity
Plan Category	warrants and rights	and rights (3)	compensation plans
Equity compensation plans approved by shareholders (1)	10,135,447 (2)	$6.08	10,320,165 (4)

(1)	The Company does not maintain any plans that are not approved by shareholders.
(2)	Consists of shares underlying 2,426,158 restricted stock units, 960,823 performance restricted stock units and 4,503,618 options under our 2018 Omnibus Incentive Plan and 2,244,848 options under our 2007 Option Plan.
(3)	As restricted stock units and performance restricted stock units do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(4)	Represents 8,391,933 shares available for issuance in connection with awards under the 2018 Omnibus Incentive Plan and 1,928,232 shares of common stock available for issuance under ESPP. No further awards will be made pursuant to the 2007 Option Plan. The number of shares of our common stock reserved for issuance under the 2018 Omnibus Incentive Plan is subject to an annual increase on January 1 of each calendar year, equal to the lesser of (a) 3% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares of common stock as is determined by the Board. The number of shares available for issuance under the ESPP is increased annually on January 1 of each calendar year by an amount equal to the lesser of (A) 0.5% of the shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the Board.

Director Compensation

Through December 31, 2021, we paid each of our directors’ cash compensation for their service as follows:

Position	Retainer ($)
Chairman of the Board	125,000
Board Member	75,000
Audit Committee:
Chairperson	25,000
Committee Member	12,000
Compensation Committee:
Chairperson	17,500
Committee Member	7,500
Nominating and Governance Committee:
Chairperson	15,000
Committee Member	6,000

Directors who were not independent did not receive compensation for services on the board of directors in 2021.

The non-employee directors who are employees of THL are not eligible to receive cash retainers or equity awards for their service on our board.

2021 Director Compensation Table

The table below summarizes the compensation paid by us to directors for the year ended December 31, 2021:

	Fees Earned	Option	Stock
	or Paid in Cash	Awards	Awards	Total
Director	($)	($)	($) (1)	($)
Thomas J. Leonard (2)	$—	$—	$—	$—
Michael A. Bell	$—	$—	$—	$—
Dr. Gary L. Gottlieb	$80,250	$—	$160,000	$240,250
Joshua M. Nelson	$—	$—	$—	$—
Megan M. Preiner	$—	$—	$—	$—
Scott M. Sperling	$—	$—	$—	$—
John L. Workman	$136,250	$—	$160,000	$296,250
Darren Friedman	$80,250	$—	$160,000	$240,250
Diane B. Patrick	$61,875	$—	$160,000	$221,875

(1)	This column reflects the aggregate grant date fair value of restricted stock units granted in 2021 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, Share-Based Compensation to our audited consolidated financial statements for the year ended December 31, 2019. included in our Form 10-K for the fiscal year ended December 31, 2021. The aggregate number of restricted stock units outstanding as of December 31, 2021 was as follows:

Restricted Stock
Name	Units Outstanding
Dr. Gary L. Gottlieb	11,429
John L. Workman	11,429
Darren Friedman	11,429
Diane B. Patrick	11,429

(2)	Compensation paid to Mr. Leonard in his capacity as CEO is reported above in the Summary Compensation Table.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies for Approval of Related Party Transactions

We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

●	the related person’s relationship to us and interest in the transaction;
●	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
●	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;
●	the benefits to us of the proposed transaction;
●	if applicable, the availability of other sources of comparable products or services; and
●	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.

Registration Rights Agreement

Agiliti is party to a registration rights agreement with THL Stockholder, Mr. Leonard and certain other holders, under which the parties thereto have been granted certain customary demand registration rights on short form and long form registration statements as well as “piggyback” registration rights, with respect to the shares of common stock of Agiliti, in each case subject to cutback provisions. The registration rights agreement does not contemplate the payment of penalties or liquidated damages to the shareholders party thereto as a result of a failure to register, or delays with respect to the registration of, Agiliti’s common stock.

Director Nomination Agreement

In connection with our IPO, we entered into the Director Nomination Agreement with THL Stockholder. For a description of the Director Nomination Agreement see “Board of Directors and Corporate Governance - Director Nomination Agreement.”

Tax Receivable Agreement

On January 4, 2019, Agiliti Holdco entered into the Tax Receivable Agreement (the “Tax Receivable Agreement”). The Tax Receivable Agreement provides for the payment by Agiliti Holdco to the sellers of 85% of certain U.S. federal, state, and local tax benefits realized or deemed realized by Agiliti Holdco and its subsidiaries from the following tax attributes: (i) U.S. federal, state and local net operating losses (including carryforwards) of Agiliti Holdco and its subsidiaries in existence as of the closing of the Business Combination, (ii) without duplication of amounts included under clause (i), certain deductions generated by the consummation of the Business Combination, (iii) certain deductions arising from rollover options cancelled or exercised post-closing of the Business Combination as such deductions are generated post-closing and (iv) certain deductions arising from payments made under the Tax Receivable Agreement. Agiliti Holdco and its subsidiaries will retain the tax benefit, if any, of the remaining 15% of such tax attributes. The amount and timing of any such payments may vary depending upon a number of factors. The term of the Tax Receivable Agreement will continue until all tax benefits subject to the Tax Receivable Agreement have been utilized or deemed utilized, unless Agiliti Holdco exercises its right to terminate the Tax Receivable Agreement early or there is otherwise a deemed early termination (e.g., upon the occurrence of a change of control of us, FSAC or Agiliti Holdco or certain divestitures of Agiliti Holdco’s subsidiaries) pursuant to the terms of Tax Receivable Agreement. If Agiliti Holdco elects to terminate the Tax Receivable Agreement early or there is a deemed early termination, its obligations under the Tax Receivable Agreement would accelerate and it generally would be required to make an immediate payment equal to the present value of the deemed anticipated future payments to be made by it under the Tax Receivable Agreement, calculated in accordance with certain valuation assumptions set forth in the Tax Receivable Agreement.

Notwithstanding the foregoing, after the fifth anniversary of the date of the closing of the Business Combination, a tax benefit payment due to a holder of any options or restricted stock units in Agiliti Holdco shall be paid only if either (i) such holder is employed by on the first day of the calendar year following the taxable year for which such tax benefit payment was calculated or (ii) Agiliti Holdco has aggregate revenue of at least $225,000,000 (which may be adjusted downward due to certain transactions) for the first two quarters of the taxable year following the taxable year for which such tax benefit payment was calculated.

Indemnification Agreements

On January 4, 2019, we entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of March 10, 2022 by:

●	each person or group known to us who beneficially owns more than 5% of our common stock;
●	each of our directors and director nominees and named executive officers; and
●	all of our directors, director nominees and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable within 60 days of March 11, 2022 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o 6625 West 78th Street, Suite 300, Minneapolis, Minnesota. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
	Number of
Name of Beneficial Owner	Shares	Percentage
5% Shareholders:
THL Agiliti LLC (1)	98,195,398	74.77%

Directors, Director Nominees and Named Executive Officers:
Scott M. Sperling	—	—
Joshua M. Nelson	—	—
Megan M. Preiner	—	—
Michael A. Bell	25,000	*
Gary L. Gottlieb (2)	118,041	*
Darren M. Friedman (3)	118,041	*
John L. Workman (4)	153,194	*
Diane B. Patrick (5)	16,929	*
Thomas J. Leonard (6)	3,177,856	2.36%
James B. Pekarek (7)	728,665	*
Bettyann Bird (8)	506,436	*
Thomas W. Boehning (9)	361,130	*
Lee M. Neumann (10)	108,074	*
Directors, director nominees and executive officers as a group (16 individuals)	5,686,060	4.16%

*	Represents beneficial ownership of less than 1%
(1)	Voting and investment determinations with respect to the securities held of record by THL Stockholder are made by unanimous consent of its members. The members of THL Stockholder are Thomas H. Lee Equity Fund VIII, L.P. (“THL Equity VIII”), Thomas H. Lee Parallel Fund VIII, L.P. (“Parallel Fund VIII”), THL Executive Fund VIII, L.P. (“Executive Fund VIII”), THL Fund VIII Coinvestment Partners, L.P. (“Coinvestment VIII”), THL Equity Fund VIII Investors (Agiliti), L.P. (“THL Agiliti VIII”) and FS Sponsor LLC (“FS Sponsor”). Voting and

investment determinations with respect to the securities beneficially owned by FS Sponsor listed herein are made by a management committee consisting of Todd M. Abbrecht, Thomas M. Hagerty, Anthony J. DiNovi and Scott M. Sperling. THL Holdco, LLC (“Holdco”) is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of Coinvestment VIII, the sole member of THL Managers VIII, LLC and is the sole member of THL Equity Advisors VIII, LLC (“Equity Advisors”). Equity Advisors is the general partner of each of THL Equity VIII, Parallel Fund VIII, Executive Fund VIII and THL Agiliti VIII. Voting and investment determinations with respect to the securities beneficially owned by Holdco listed herein are made by a management committee consisting of Messrs. Abbrecht, Hagerty, DiNovi and Sperling. Each of the entities and individuals named above disclaims beneficial ownership of the securities of the Company held of record by THL Stockholder, except to the extent of its pecuniary interest therein. The address of the entities and individuals named above is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110.
(2)	Includes (i) 11,429 shares of common stock and (ii) 106,612 shares issuable upon the exercise of options that are currently exercisable.
(3)	Includes (i) 11,429 shares of common stock and (ii) 106,612 shares issuable upon the exercise of options that are currently exercisable.
(4)	Includes (i) 18,929 shares of common stock and (ii) 134,265 shares issuable upon the exercise of options that are currently exercisable.
(5)	Includes 16,929 shares of common stock.
(6)	Includes (i) 354,539 shares of common stock (ii) 2,209,102 shares issuable upon the exercise of options that are currently exercisable and (iii) 614,215 shares issuable upon the settlement of restricted stock units or performance-based restricted stock units that are currently vested.
(7)	Includes (i) 7,800 shares of common stock (ii) 535,968 shares issuable upon the exercise of options that are currently exercisable and (iii) 184,897 shares issuable upon the settlement of restricted stock units or performance-based restricted stock units that are currently vested.
(8)	Includes (i) 3,158 shares of common stock (ii) 380,690 shares issuable upon the exercise of options that are currently exercisable and (iii) 122,588 shares issuable upon the settlement of restricted stock units or performance-based restricted stock units that are currently vested.
(9)	Includes (i) 10,492 shares of common stock (ii) 240,116 shares issuable upon the exercise of options that are currently exercisable and (iii) 110,522 shares issuable upon the settlement of restricted stock units or performance-based restricted stock units that are currently vested.
(10)	Includes (i) 1,785 shares of common stock (ii) 62,840 shares issuable upon the exercise of options that are currently exercisable and (iii) 43,449 shares issuable upon the settlement of restricted stock units or performance-based restricted stock units that are currently vested.

PROPOSAL 2 – ADVISORY VOTE REGARDING RETENTION OF THE CLASSIFIED STRUCTURE OF OUR BOARD

Background of the Proposal

In accordance with our Certificate, and as permitted under the Delaware General Corporate Law (the “DGCL”), our Board is divided into three classes. Our current classified Board structure has been in place since our IPO. At each annual meeting of shareholders, commencing with this 2022 Annual Meeting, each director within the relevant class is elected to serve a term of three years, with each director’s term expiring at the third succeeding annual meeting of shareholders held after the director’s election. The directors designated as Class I have terms expiring at the 2022 Annual Meeting; the directors designated as Class II have terms expiring at the 2023 annual meeting of shareholders; and the directors designated as Class III have terms expiring at the 2024 annual meeting of shareholders.

At the time of our IPO, the Board believed that a classified Board structure was an important component of the Company’s governance structure in order to promote continuity and stability, and was in the best interests of the Company and its shareholders. The Board also believed that the classified Board structure would protect the Company against unfair or abusive takeover practices following the IPO and, given the nature of the Company (as discussed in more detail below), protect the long-term value of the Company. At the same time, the Board recognized that some investors may view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to elect all directors on an annual basis. Accordingly, at this Annual Meeting, the Company is asking our shareholders to vote, on a non-binding advisory basis, on whether to retain the classified Board structure.

If this proposal is approved by the holders of a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting, then the Company will retain a classified Board. However, if a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting vote against the proposal, then this result would not by itself declassify or begin the declassification of the Board. Instead, rejection of the proposal would only advise the Board that a majority of our shareholders voting at the Annual Meeting desire to end the classified Board structure. Consistent with its fiduciary duties, if shareholders vote against this proposal, the Board will reevaluate its position with respect to our classified Board structure. This reevaluation would include considering the percentage of shareholders voting against this proposal.

If a majority of our shareholders vote against this proposal and the Board determines that the declassification of the Board is in the best interests of the Company and its shareholders, then the Board will include a proposal in the proxy statement for the 2023 annual meeting of shareholders to amend the Certificate to declassify the Board. An amendment to the Certificate must first be approved by the Board and then approved by the affirmative vote of a majority of the then outstanding shares of the Company entitled to vote at a duly held meeting (or 66 ⅔% if THL owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors).

We expect that such amendment to the Certificate would provide for the phased-in elimination of the classified structure of the Board over a three-year period commencing with the 2024 annual meeting of shareholders. To comply with Delaware law, such an amendment of the Certificate would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment (including directors elected at the 2022 and 2023 annual meetings of shareholders). This would result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2026 annual meeting of shareholders.

If a decision were made to declassify the Board, starting at the 2024 annual meeting of shareholders, directors would be elected to one-year terms, and until their successors are duly elected and qualified. In such a scenario, beginning with the 2026 annual meeting of shareholders, the entire Board would stand for election.

Board’s Recommendation to Shareholders

The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and will advance the Board’s and management’s goal of maximizing long-term shareholder value. As part of that review, the Board considered whether the Board’s current structure continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining a classified Board structure, and determined that the classified Board structure continues to be in the best interests of the Company and our shareholders following the IPO for the reasons set forth below:

Long-Term Strategic Perspective and Consistency with Investment Horizons. We believe that the Company’s current board structure allows its directors to develop a deeper familiarity of the Company’s business following the IPO and encourages long-term strategic thinking, which enhances long-term shareholder value. Such a long-term strategic approach is particularly critical for the Company, as our business model focuses on retaining and expanding existing customer relationships, growing our customer base and serviceable market, investing in complementary services for our customers and pursuing and integrating accretive acquisitions – each of which require significant commitment of time and resources to meet operating goals. Thus, we believe three-year terms on a staggered basis are appropriate and consistent with an investment horizon for a company such as ours, and that our shareholders are best served by director terms that reflect the long-term nature of our business.

Continuity and Stability from Institutional Knowledge. We believe that three-year terms promote continuity and foster an appropriate institutional memory among directors and a deep knowledge of the business, strategy and competitive environment. The Board believed this at the time of our IPO and continues to believe this today. Experienced directors who are knowledgeable about the Company’s fast-paced and complex business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and our shareholders. Staggered terms give the Company’s new directors an opportunity to gain knowledge about the Company’s business and strategy from its continuing directors. If all directors were elected annually, the Board could be composed entirely of directors who were unfamiliar with the Company and its business strategies. This could jeopardize our long-term strategies and growth plans.

Accountability to Shareholders. Under the DGCL, all our directors are required to uphold their fiduciary duties to our shareholders, regardless of how often they stand for election. Under our classified Board structure, a majority of directors will stand for election during any two-year period. The Board has implemented broad measures to ensure accountability of our directors, including the adoption of our Code of Conduct. In addition, the Board requires an annual self-assessment of the performance of the Board and its committees, which is led by the Nominating and Governance Committee. The Nominating and Governance Committee also considers the performance of each current director when determining whether or not to recommend the nomination of such director for an additional term. Additionally, any director, or the entire Board, may be removed from office if there is “cause” for removal, subject to the terms of the Certificate. As a result, Agiliti benefits from the stability and continuity of a classified Board structure, while retaining meaningful director accountability.

Protecting Shareholder Value in the Event of an Unsolicited Acquisition Offer. The Company’s current board structure reduces its vulnerability to potentially unfair and abusive takeover tactics and encourages potential acquirers to negotiate with the Board. We believe that the classified Board structure may improve the relative bargaining power of the Company on behalf of its shareholders by providing leverage to negotiate for higher value bids or pursue third party suitors who may be able to offer a higher value. A classified board structure does not preclude unsolicited acquisition proposals. However, by eliminating the threat of imminent removal, it allows the Board to maximize the value of a potential acquisition by giving the Company time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal and to consider alternatives, including the continued operation of the Company’s business.

THE BOARD RECOMMENDS THAT YOU VOTE, ON A NON-BINDING ADVISORY BASIS, “FOR” THE RETENTION OF OUR CLASSIFIED BOARD STRUCTURE.

PROPOSAL 3 – ADVISORY VOTE REGARDING RETENTION OF THE SUPERMAJORITY VOTING STANDARDS IN OUR CHARTER AND BYLAWS

Background of the Proposal

Our Certificate and Bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a shareholder vote in any matter not inconsistent with the DGCL and our Certificate. For as long as THL beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our Bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when THL beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our Bylaws by our shareholders will require the affirmative vote of the holders of at least 66 ⅔% in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our Certificate provides that at any time when THL beneficially owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our Certificate may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 ⅔% (as opposed to a majority threshold that would apply if THL beneficially owns, in the aggregate, 50% or more) in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

●	the provision requiring a 66 ⅔% supermajority vote for shareholders to amend our Bylaws;
●	the provisions providing for a classified board of directors (the election and term of our directors);
●	the provisions regarding resignation and removal of directors;
●	the provisions regarding entering into business combinations with interested shareholders;
●	the provisions regarding shareholder action by written consent;
●	the provisions regarding calling special meetings of shareholders;
●	the provisions regarding filling vacancies on our Board and newly created directorships;
●	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
●	the provisions providing for the Court of Chancery of the State of Delaware as the exclusive forum for certain actions, including derivate actions and claims of breaches of fiduciary duties; and
●	the amendment provision requiring that the above provisions be amended only with a 66 ⅔% supermajority vote.

In addition, our Certificate provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when THL beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 ⅔% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

At the time of our IPO, the Board believed that the supermajority voting standards under our Certificate and Bylaws were an important piece of the Company’s governance structure to safeguard the long-term interests of the Company and its shareholders once THL no longer holds a majority of our shares. At the same time, the Board recognized that some investors may view the supermajority voting standards as a means of blocking initiatives supported by shareholders, but blocked by a status quo management. Accordingly, at the Annual Meeting, the Company is asking our shareholders to vote, on a non-binding advisory basis, whether to retain the supermajority voting standards.

If this proposal is approved by the holders of a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting, then the Company will retain the supermajority voting standards. Conversely, if a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting vote against the proposal, then this result would not by itself remove the supermajority voting standards. Instead, rejection of the proposal would only advise the Board that a majority of our shareholders voting at the Annual Meeting desire to eliminate the supermajority voting standards. Consistent with its fiduciary duties, if shareholders vote against this proposal, the Board will reevaluate its position with respect to the retention of the supermajority voting standards. This reevaluation would include considering the percentage of shareholders voting against this proposal. An affirmative vote of not less than 50% of the then outstanding shares of the Company entitled to vote at a duly held meeting is required to amend the Certificate to remove the supermajority voting standards (or 66 ⅔% if THL owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors). If shareholders representing less than 50% of outstanding common stock reject this proposal, then the Board will likely not take additional steps to remove the supermajority voting standards.

If a majority of our shareholders vote against this proposal and the Board determines that the elimination of the supermajority voting standards are in the best interests of the Company and its shareholders, then the Board will include a proposal in the proxy statement for the 2023 annual meeting of shareholders to amend our Certificate and Bylaws to eliminate the supermajority voting standards. An amendment to the Certificate and Bylaws must first be approved by the Board and then approved by the affirmative vote of not less than 50% of the then outstanding shares of the Company entitled to vote at a duly held meeting (or 66 ⅔% if THL owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors). If such amendment were approved, the Certificate and Bylaws would be amended immediately thereafter to remove the supermajority voting standards.

Board’s Recommendation to Shareholders

The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and will advance the Board’s and management’s goal of maximizing long-term shareholder value. As part of that review, the Board considered whether retention of the supermajority voting standards continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining the supermajority voting standards, and determined that retaining the supermajority voting standards continues to be in the best interests of the Company and our shareholders following the IPO for the following reasons:

●	the supermajority voting standards under our Certificate and Bylaws are appropriately limited with application only to extraordinary transactions and fundamental changes to corporate governance;
●	Delaware law permits supermajority voting requirements and a number of publicly-traded companies similar to ours have adopted these provisions to preserve and maximize long-term value for all shareholders;
●	the Board believes that the supermajority vote requirements protect shareholders, particularly minority shareholders, against the potentially self-interested actions of short-term investors and, without these provisions, it would be possible for a group of short-term shareholders to approve an extraordinary transaction that is not in the best interest of the Company and opposed by nearly half of the Company’s shareholders;
●	these provisions mitigate the risks presented by a group of short-term shareholders, who may (i) only own their shares as of a voting record date or may have hedged their economic exposure and (ii) act in their own self-interests to the detriment of other shareholders;
●	these supermajority voting requirements encourage potential acquirers to deal directly with the Board, which in turn enhances the Board’s ability to consider the long-term interests of all shareholders; and
●	these supermajority voting requirements protect the ability of the Board to evaluate proposed offers, to consider alternatives, and to protect shareholders against abusive tactics during a takeover process.

THE BOARD RECOMMENDS THAT YOU VOTE, ON A NON-BINDING ADVISORY BASIS, “FOR” THE RETENTION OF THE SUPERMAJORITY VOTING STANDARDS IN OUR CERTIFICATE AND BYLAWS.

PROPOSAL 4 –RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2022 and our stockholders are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Our audit committee is submitting the appointment of KPMG LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of KPMG LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of KPMG LLP, our board of directors may reconsider the appointment. Representatives of KPMG LLP will be present at the Annual Meeting, and they will have an opportunity to make a statement and be available to respond to appropriate questions from our stockholders.

Services provided to the Company and its subsidiaries by KPMG LLP for the years ended December 31, 2021 and December 31, 2020 are described below and under “Audit Committee Report.”

Fees and Services

The following table summarizes the aggregate fees for professional audit services and other services rendered by KPMG LLP for the years ended December 31, 2021 and 2020:

	2021	2020
Audit (1)	$853,748	$594,257
Audit-Related Services (2)	$229,292	$242,563
Tax Services (3)	$304,093	$384,034
All Other Services (4)	$468,876	$1,097,510
Total	$1,722,261	$2,318,364

(1)	Audit fees consisted of fees for (a) professional services rendered for the annual audit of Agiliti’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports and (c) services that are typically provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)	Audit-related services included fees for assurance and related services that were reasonably related to the performance of the audit or review of Agiliti’s consolidated financial statements and are not reported under “Audit Fees.” These services include work performed in connection with registration statements such as issuance of comfort letters.
(3)	Tax services consisted of fees for professional services for tax compliance and review, and tax planning and advice. These services include assistance regarding federal and state tax matters, including compliance, return preparation, tax audits, tax advisory and consulting services.
(4)	All other fees would include fees for permitted services other than those that meet the criteria above.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Agiliti management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

The Audit Committee approved all services provided by KPMG LLP.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board and is composed of three directors, John L. Workman, Darren M. Friedman and Gary L. Gottlieb, with John L. Workman serving as chair of the committee. Our Audit Committee met four times in 2021. Our Audit Committee operates under a written charter, which is posted on our website at https://investors.agilitihealth.com. Our website is not part of this notice and proxy statement. As provided in the Certificate, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

●	reviewed and discussed the audited financial statements for the year ended December 31, 2021 with our management;
●	discussed with our independent auditors, KPMG LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
●	received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.
●	Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted by:

John L. Workman (Chair)

Darren M. Friedman

Gary L. Gottlieb

PROPOSAL 5 - ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are requesting stockholder approval, on a non-binding advisory basis, of the compensation of our named executive officers during 2021, as described in the “Compensation Discussion and Analysis” section of this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Philosophy and Objectives,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 6 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are seeking your advisory vote on how often the Company should hold a say-on-pay vote. You may specify whether you prefer the vote to occur every year, two years, or three years, or may abstain from voting on this proposal. Stockholders will have an opportunity to cast an advisory vote on the frequency of the say-on-pay vote at least every six years.

Our board of directors recommends that future say-on-pay votes occur every year. We believe it is consistent with best corporate governance practices and therefore, we recommend stockholders vote to hold the say-on-pay vote every year. In formulating its recommendation, our board of directors considered the fact that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.

Although the vote is non-binding, our board of directors will consider the vote results in determining the frequency of future say-on-pay votes. Our board of directors may change the vote frequency based on the nature of our compensation programs, input from our stockholders, and our board of directors’ views.

THE BOARD OF DIRECTORS RECOMMENDS A NON-BINDING ADVISORY VOTE TO HOLD FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR.”

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

INCORPORATION BY REFERENCE

The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CODE OF ETHICS AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Conduct, Corporate Governance Guidelines and the charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, https://investors.agilitihealth.com/, or may be requested in print, at no cost, by email at ir@agilitihealth.com or by mail at Agiliti, Inc., 6625 West 78th Street, Suite 300, Minneapolis, Minnesota 55439, Attention: Investor Relations.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Our website address is https://investors.agilitihealth.com/. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION

Agiliti is paying the expenses of this solicitation. Agiliti will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Agiliti will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Agiliti may solicit proxies in person or by telephone, facsimile, email or other similar means.

SCAN TO VIEW MATERIALS & VOTE

AGILITI, INC. 6625 WEST 78TH STREET, SUITE 300, MINNEAPOLIS, MINNESOTA 55439

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 3, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AGTI2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
					D68926-P65086	KEEP THIS PORTION FOR YOUR RECORDS
	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.					DETACH AND RETURN THIS PORTION ONLY

AGILITI, INC		For Withhold		For All	To withhold authority to vote for any individual
	The Board of Directors recommends you vote FOR the	All	All	Except	nominee(s), mark "For All Except" and write the
	following:				number(s) of the nominee(s) on the line below.

1.   To elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the 2025 Annual Meeting, as recommended by the Nominating and Governance Committee of the Board of Directors (the "Board") of Agiliti, Inc. ("Agiliti");

Nominees:

01) John L. Workman

02) Darren M. Friedman

03) Megan M. Preiner

		◻	◻	◻

							For	Against	Abstain

					5. To approve, on a non-binding advisory basis, Agiliti’s xecutive compensation as disclosed in this proxy statement (the "say-on-pay" vote);		◻	◻	◻

	The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain	The Board of Directors recommends you vote 1 year on the following proposal:	1 Year	2 Years	3 Years	4 Years
	2. To approve, on a non-binding advisory basis, to retain the classified structure of the Board;	◻	◻	◻	6. To recommend, on a non-binding advisory basis, the frequency of future say-on-pay votes (the "say-on-pay frequency" vote), and	◻	◻	◻	◻

3.   To approve, on a non-binding advisory basis, to retain the supermajority voting standards in Agiliti’s Second Amended and Restated Certificate of Incorporation and Agiliti’s Third Amended and Restated Bylaws;

		◻	◻	◻	7. To transact other business as may properly come before the meeting or any adjournment of the meeting.

	4. To ratify the appointment of KPMG LLP as Agiliti’s independent registered public accounting firm for the year ending December 31, 2022;	◻	◻	◻

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

AGILITI, INC.

Annual Meeting of Shareholders

MAY 4, 2022 11:30 a.m., Eastern Time

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Thomas J. Leonard, James B. Pekarek and Lee M. Neumann, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Agiliti, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 a.m., Eastern Time on Wednesday May 4, 2022, at www.virtualshareholdermeeting.com/AGTI2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, the Proxy Statement and Fiscal Year 2021 Annual Report are
available at Materials also listed as available at investor.agiliti.com